Exhibit 10.1

EXECUTION VERSION

SALE AND PURCHASE AGREEMENT

BETWEEN

LGI INTERNATIONAL INC.

AND

KDDI CORPORATION

DATED AS OF JANUARY 25, 2010

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (this “Agreement”), dated as of January 25, 2010 (the “Effective Date”), is entered into by and among LGI INTERNATIONAL INC., a corporation organized under the laws of the State of Delaware, U.S.A. (“Seller Parent”) and KDDI CORPORATION, a corporation organized under the laws of Japan (“Buyer”).  The foregoing parties are also sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller Parent: (i) indirectly owns 100% of the issued and outstanding shares of Liberty Japan, Inc., a corporation organized under the laws of the State of Delaware, U.S.A. (“Liberty Japan”), (ii) indirectly owns 85.75% (with the right to acquire 100%) of the issued and outstanding common shares and 100% of the issued and outstanding preferred shares of Liberty Jupiter, Inc., a corporation organized under the laws of the State of Delaware, U.S.A. (“Liberty Jupiter”) and (iii) directly owns 100% of the issued and outstanding membership interests of Liberty Global Japan II, LLC, a limited liability company organized under the laws of the State of Delaware, U.S.A. (“LGJ2”);

WHEREAS, Liberty Japan is the sole general partner of LGI/Sumisho Super Media LP, a limited partnership organized under the laws of the State of Delaware, U.S.A. (“Super Media”) and holds one (1) general partner unit in Super Media;

WHEREAS, (i) Liberty Japan and Liberty Jupiter are limited partners in Super Media and together hold 2,338,835 limited partner units in Super Media, and (ii) Sumitomo Corporation, a corporation organized under the laws of Japan (“Sumitomo”) is a limited partner in Super Media and holds 1,648,402 limited partner units in Super Media;

WHEREAS, LGJ2 owns 253,675 shares of common stock of Jupiter Telecommunications Co., Ltd., a corporation organized under the laws of Japan (“J:COM”);

WHEREAS, Super Media owns 3,987,238 shares of common stock of J:COM, of which 2,338,836 J:COM shares are attributable to the units in Super Media held by Liberty Japan and Liberty Jupiter, and 1,648,402 J:COM shares are attributable to the units in Super Media held by Sumitomo;

WHEREAS, prior to the Closing, Seller Parent shall cause Liberty Japan and Liberty Jupiter to convert into Liberty Japan LLC and Liberty Jupiter LLC, respectively, limited liability companies organized under the laws of the State of Delaware, U.S.A.;

WHEREAS, Seller Parent desires to cause the sale of, and Buyer desires to buy, all of the issued and outstanding membership interests of Liberty Japan LLC, Liberty Jupiter LLC and LGJ2, on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing recitals, the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.              Definitions

1.1          Defined Terms.  The capitalized terms below shall have the following meanings when used in this Agreement:

“Affiliate” means, with respect to any Person, (a) any other Person that is directly or indirectly controlled by, under common control with or controls such Person; or (b) any other Person owning beneficially or controlling more than 50% of the voting stock or of the partnership or other ownership interests of such Person; provided, however, that for purposes of this Agreement Super Media and J:COM shall not be deemed to be Affiliates of any Seller Party.  The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of partnership interests or voting securities, by Contract or otherwise.

“Benefit Plans” means any (i) profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plans or Contracts, (ii) benefits relating to vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or Tokyo, Japan are authorized or obligated by Regulation or executive order to be closed.

“Buyer’s Knowledge” means the actual knowledge of the Buyer’s officers, directors and statutory auditors.

“Claim” means any action, claim, suit, litigation, proceeding, dispute, arbitration or prosecution.

“Closing Date” means the date of the Closing.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Contract” means any legally binding agreement or contract (whether written or oral).

“Damages” means all actual damages, losses, costs or expenses, including without limitation, interest, penalties, judgments, settlements and reasonable attorneys’ fees and expenses of investigation.

“Default” means:  (a) any breach or default; (b) the occurrence of an event that, with the passage of time or the giving of notice or both, would constitute a breach or default; or (c) the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

“Disclosure Schedule” means the Schedules attached hereto which sets forth exceptions to the representations and warranties of Seller Parent.

“Governmental Authority” means the government of any nation, state, prefecture,

city, municipality or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any securities market or securities market regulator.

“Indemnified Damages” means Damages that an Indemnitor is obligated to indemnify under Section 8.

“Indemnified Person” means any Buyer Indemnified Person as defined in Section 8.2 and/or any Seller Parent Indemnified Person as defined in Section 8.5.

“J:COM Group” means collectively J:COM and its Subsidiaries.

“J:COM Group Company” means J:COM or any of its Subsidiaries.

“J:COM Shares” means any shares of capital stock of J:COM.

“JFTC Prior Filing” means a notification of plan regarding share acquisition (kabushiki shutoku ni kansuru keikaku todokede) under the provision of Article 10, Paragraph 2 of the Act Concerning Prohibition of Private Monopolization and Maintenance of Fair Trade of Japan.

“J-Sports LLC” means J-Sports LLC, a limited liability company organized under the laws of the State of Delaware, U.S.A.

“LGI” means Liberty Global, Inc., a corporation organized under the laws of the State of Delaware, U.S.A.

“LGJ Holdings” means LGJ Holdings LLC, a limited liability company organized under the laws of the State of Delaware, U.S.A.

“Liabilities” means any liability, indebtedness, obligation, commitment or expense, of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or otherwise.

“Liberty Attributable J:COM Shares” means the 2,338,836 J:COM Shares held by Super Media that are attributable to the SM Units held by Liberty Japan and Liberty Jupiter.

“Liberty Japan LLC” means the limited liability company organized under the laws of the State of Delaware, U.S.A. into which Liberty Japan will be converted prior to Closing.

“Liberty Jupiter LLC” means the limited liability company organized under the laws of the State of Delaware, U.S.A. into which Liberty Jupiter will be converted prior to Closing.

“Lien” means any Claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, other right of third parties, or lien of any kind or nature, including whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Material Adverse Effect” or “Material Adverse Change” means any material adverse effect on or material adverse change in (a) the business, assets, financial condition or results of operations of the Target Group Companies and the J:COM Group taken as a whole or (b) the ability of Seller Parent and its Affiliates to consummate the Transaction or perform its obligations hereunder; provided, however, that the terms “Material Adverse Effect” and “Material Adverse Change” shall not include effects or changes to the extent they result from or are consequences of (i) changes in financial, securities or currency markets, changes in prevailing interest rates or foreign exchange rates, changes in general economic conditions, changes in cable television, telephony, internet broadband or television programming markets, including changes to market prices for commodities, or effects of weather or meteorological events, (ii) changes in Regulations, or changes in interpretation thereof, by any Governmental Authority or changes in regulatory conditions in Japan or the United States, (iii) any “act of God” including natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (iv) changes after the Effective Date in accounting standards, principles or interpretations, (v) events or changes that are consequences of the negotiation, announcement, execution, delivery, consummation or pendency of this Agreement or the transactions contemplated by this Agreement or any action by a Seller Party or any of its Affiliates, a Target Group Company or a J:COM Group Company contemplated by or required by this Agreement, (vi) any offer to acquire, agreement to acquire or acquisition of J:COM Shares, directly or indirectly, by any Person; (vii) any tender offer for J:COM Shares or resulting delisting of J:COM; (viii) actions taken or not taken by Buyer or any of its Affiliates, or actions taken or not taken at the request of Buyer or with Buyer’s consent or (ix) the reduction in Super Media’s ownership of or ability to influence J:COM due to the Super Media Unwinding.

“Material J:COM Subsidiary” means a Subsidiary of J:COM that is material to the business of the J:COM Group as a whole.

“Mezzanine Finance Documents” means the documents listed in Schedule 1.1(M), and all other documents and agreements between a Mezzanine Lender, any collateral, security or other agent, and a Target Group Company relating to the Mezzanine Loan.

“Mezzanine Lenders” means the lenders to LGJ Holdings under the Mezzanine Finance Documents.

“Mezzanine Loan” means the loan borrowed by LGJ Holdings under the Senior Term Loan Facility Agreement dated as of October 31, 2007 (as amended and restated pursuant to the Amendment Agreement) among LGJ Holdings, as Borrower, Liberty Japan and Liberty Jupiter as Guarantors, Liberty Global, Inc., as Limited Recourse Guarantor, Citibank Japan Ltd., as Facility Agent and Citibank Japan Ltd. as Security Agent.

“Minority Acquisition” means the acquisition by LGJ Holdings of 14.25% of the issued and outstanding common shares of Liberty Jupiter to be completed prior to the Closing.

“NDA” means the Nondisclosure Agreement between Buyer and LGI dated as of December 25, 2009, together with the Addendum to Nondisclosure Agreement between Buyer and LGI dated as of December 31, 2009, as amended from time to time.

“Option” means any security convertible or exchangeable into, or exercisable for, capital stock or equity interests, including shinkabu hikiukeken and shinkabu yoyakuken.

“Order” means any judgment, decision, consent decree, injunction, arbitration award, ruling or order of any Governmental Authority or arbitrator that is binding on or with respect to any Person or its property.

“Ordinary Course of Business” or “Ordinary Course” means the ordinary course of business carried out in a manner that is consistent with past practice.

“Organizational Documents” shall mean certificates or articles of incorporation, memorandum or articles of association, bylaws, certificates of formation, limited liability company agreements, partnership or limited partnership agreements, or other formation or governing documents of a particular entity.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Redemption Agreement” means the Redemption Agreement to be entered into by and among Sumitomo, Super Media, Liberty Japan, Liberty Jupiter and Seller Parent.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of March 22, 2005 among Super Media, J:COM and Microsoft Holdings V, Inc.

“Regulations” means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions and legal requirements of any Governmental Authority.

“Representative” with respect to any Person means any officer, director, manager, member, partner, principal, attorney, agent, employee or other representative of such Person.

“Seller” means LGJ Holdings and Seller Parent individually, and “Sellers” means both of them collectively.

“Seller Parent’s Knowledge” means the actual knowledge of the personnel of Seller Parent listed on Schedule 1.1(S).

“Seller Party” means Seller Parent and each Seller individually and “Seller Parties” means all of them collectively.

“SM Conversion” means the conversion of Super Media from a limited liability company organized under the laws of the State of Delaware, U.S.A. to a limited partnership organized under the laws of the State of Delaware, U.S.A. that occurred on October 23, 2009.

“SM Units” means partnership units in Super Media.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subsidiary” of a Person means any other Person more than fifty percent (50%) of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the first Person directly or indirectly through one or more other Persons; provided, however, that for purposes of this Agreement Super Media and J:COM shall not be deemed to be Subsidiaries of any Seller Party.

“Sumitomo Attributable J:COM Shares” means the 1,648,402 J:COM Shares held by Super Media that are attributable to the SM Units held by Sumitomo.

“Super Media LPA” means the LGI/Sumisho Super Media LP Agreement of Limited Partnership dated as of October 23, 2009 among Liberty Japan, Liberty Jupiter and Sumitomo, as in effect on the Effective Date.

“Super Media Unwinding” means the expiration and unwinding of the Super Media joint venture among Liberty Japan, Liberty Jupiter and Sumitomo, including any event of dissolution of Super Media, redemption of SM Units held by Sumitomo in exchange for J:COM Shares, and/or termination of the Super Media LPA.

“Target Companies” means, collectively: (i) before the LLC Conversion, Liberty Japan and from the LLC Conversion, Liberty Japan LLC; (ii) before the LLC Conversion, Liberty Jupiter and from the LLC Conversion, Liberty Jupiter LLC; and (iii) LGJ2, in each case, including their respective predecessor companies, and “Target Company” means any of them individually.

“Target Group Companies” means, collectively, the Target Companies and Super Media and “Target Group Company” means any of them individually. For the avoidance of doubt, “Target Group Companies” does not include any J:COM Group Company.

“Tax” or “Taxes” shall mean all national, local, foreign or other taxes (including, without limitation, income (net or gross), gross receipts, capital gain, surtax or add-on, windfall profits, severance, asset, capital, capital stock, intangible, production, excise, franchise, employment, withholding, transfer, wage, railroad, occupation, goods and services, ad valorem, value-added or minimum, estimated or any other tax), custom, duty, fee, assessment or similar charge, imposed by any Taxing Authority together with any interest and penalties that may become payable in respect thereof.

“Tax Return” means any return, declaration, report, Claim for refund, or information return or statement relating to Tax that is required to be filed with any Taxing Authority, including any schedule or attachment thereto.

“Taxing Authority” shall mean any governmental, judicial, legislative, executive,

administrative or regulatory authority of any national, state or local government (including prefectural and municipal governments), or any subdivision, agency, commission, office, authority or instrumentality thereof, in any part in the world that has the jurisdiction and authority to impose Taxes.

“U.S. GAAP” means United States generally accepted accounting principles, consistently applied, as in effect on the date hereof.

“US$” “US Dollars” or “$” means the lawful currency of the United States of America.

“Yen” or “¥” means the lawful currency of Japan.

1.2            Additional Definitions; Interpretation.

1.2.1       In addition, each of the following terms set forth below is defined in the location set forth opposite such term:

Term	Cross-Reference
2009 Final Dividend	2.4.1
2009 Final Dividend Payment Request	2.4.2
2010 AGM	7.3.2
Agreement	Preamble
Alternative Proposal	7.9
Alternative Structure	7.3.3
Amendment Agreement	Schedule 1.1(M)
Buyer	Preamble
Buyer Financing Agreements	6.5
Buyer Indemnified Persons	8.2.1
Buyer Tax Matter	7.8.4
Claim Notice	8.8
Claim Period	8.1.2
Closing	2.1
Common Stock	5.20.2
Conversion Tax Matter	7.8.4
Deductible	8.3.1
De Minimis Threshold	8.3.1
Effective Date	Preamble
Funding Obligations	6.5
Funds	6.5
Indemnitor	8.7.1
J:COM	Recitals
J:COM Extraordinary Transaction	3.2.5
J:COM Financial Statements	5.20.5
LGJ2	Recitals
Liberty Japan	Recitals
Liberty Jupiter	Recitals
LLC Conversions	7.2
Mezzanine Loan Payoff	2.3

Term	Cross-Reference
Parties	Preamble
Party	Preamble
Purchase Price	2.2
Purchased Interests	2.1
Released Party and Released Parties	7.14.1
Relevant Contract	5.14.1
Restricted Period	7.16.1
Schedule 5.20 Update	7.17
Seller Group	5.11.7
Seller Parent	Preamble
Seller Parent Indemnified Persons	8.5
Seller Parent Tax Matters	7.8.4
Sumitomo	Recitals
Sumitomo LLC Conversion Taxes	8.2.3
Sumitomo Redemption	7.3.1
Super Media	Recitals
Target Company Designees	7.6
Target Group Financial Statements	5.8.1
Tax Matter	7.8.4
Tax Refund	7.8.7
Transaction	2.1

1.2.2       Accounting terms or phrases used but not defined in this Agreement, if such terms or phrases are ascribed a meaning under U.S. GAAP, shall be ascribed such meanings as such terms or phrases are used under U.S. GAAP.

1.2.3       Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

1.2.4       The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

1.2.5       References to “Agreement” or “this Agreement” include the exhibits and schedules to this Agreement.

1.2.6       The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined in this Agreement, each of its other grammatical forms shall have a corresponding meaning.

1.2.7       A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

1.2.8       A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or reenactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

1.2.9       The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

1.2.10     Time is of the essence in this Agreement.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

Section 2.              Closing Transactions

2.1          Transaction.  On the Closing Date, subject to the satisfaction or waiver of the conditions set forth in Section 3 of this Agreement, Seller Parent shall cause the Sellers to transfer to Buyer in exchange of the payment of the Purchase Price by Buyer, and Buyer shall receive from the Sellers, all of the right, title and interest of the Sellers in and to all of the issued and outstanding membership interests of Liberty Japan LLC, Liberty Jupiter LLC and LGJ2 (such membership interests, the “Purchased Interests” and such transaction together with the other transactions contemplated by this Agreement, the “Transaction”). Seller Parent shall cause the Sellers to transfer good and valid title in and to the Purchased Interests to Buyer at the Closing, free and clear of all Liens (other than Liens created by or at the behest of Buyer). Sellers’ transfer of the Purchased Interests to Buyer shall constitute the closing of the Transaction (the “Closing”). The Closing shall be held in Tokyo, Japan, at the offices of Seller Parent’s legal counsel, or such other location as mutually agreed by Seller Parent and Buyer.

2.2          Purchase Price.  As payment for the Purchased Interests and as compensation for the other obligations of Seller Parent under this Agreement, Buyer shall pay to the Sellers the following amounts (the aggregate of such amounts, the “Purchase Price”):

2.2.1       to LGJ Holdings, in respect of the Purchased Interests issued by Liberty Japan LLC, the amount of ¥287,849,322,000 (TWO HUNDRED EIGHTY SEVEN BILLION, EIGHT HUNDRED FORTY NINE MILLION, THREE HUNDRED TWENTY TWO THOUSAND YEN);

2.2.2       to LGJ Holdings, in respect of the Purchased Interests issued by Liberty Jupiter LLC, the amount of ¥38,418,300,000 (THIRTY EIGHT BILLION, FOUR HUNDRED EIGHTEEN MILLION, THREE HUNDRED THOUSAND YEN); and

2.2.3       to Seller Parent, in respect of the Purchased Interests issued by LGJ2, the amount of ¥35,387,662,500 (THIRTY FIVE BILLION, THREE HUNDRED EIGHTY SEVEN MILLION, SIX HUNDRED SIXTY TWO THOUSAND, FIVE HUNDRED YEN).

For the avoidance of doubt, notwithstanding the foregoing allocation of the Purchase Price, the Closing shall not occur, and Seller Parent shall have no obligation to transfer any of the Purchased Interests, unless and until the Buyer pays the Purchase Price in full, which shall include paying a portion of the Purchase Price in accordance with Section 2.3.

2.3          Mezzanine Loan Payoff.  During the Closing, the portion of the Purchase Price required to pay off the Mezzanine Loan in full, as designated by Seller Parent (and substantiated by payoff documentation provided by the Mezzanine Lenders) shall be transferred by the Buyer, on behalf of LGJ Holdings, to repay the Mezzanine Loan in full without expense to or liability of Buyer, any of its Affiliates or any Target Group Company (the “Mezzanine Loan Payoff”).  Immediately upon the Mezzanine Loan Payoff, Seller Parent shall obtain customary documentation from the Mezzanine Lenders evidencing the release of all Liens in favor of the Mezzanine Lenders under the Mezzanine Finance Documents on the Purchased Interests or any assets of the Target Group Companies.

2.4                                       2009 J:COM Dividend.

2.4.1       The Parties agree that, as between Seller Parent, Sellers and Buyer, the year end dividend (kimatsu haitou) to be paid by J:COM for the fiscal year ending December 31, 2009 (the “2009 Final Dividend”), up to ¥490 per J:COM Share, less any applicable withholding taxes deducted by J:COM, shall, with respect to the J:COM Shares held by LGJ2 or the Liberty Attributable J:COM Shares, be for the account of Seller Parent. Buyer shall be entitled to retain any portion of the 2009 Final Dividend with respect to the J:COM Shares held by LGJ2 or the Liberty Attributable J:COM Shares that exceeds ¥490 per J:COM Share.

2.4.2       At or before the Closing, Super Media shall deliver a request to J:COM in substantially the form attached as Schedule 2.4.2 (“2009 Final Dividend Payment Request”) to pay directly:

(a)                                  to Seller Parent: (i) 58.658% of the 2009 Final Dividend payable to Super Media and (ii) 100% of the 2009 Final Dividend payable to LGJ2, in each case up to ¥490 per J:COM Share;

(b)                                 to Sumitomo, 41.342% of the 2009 Final Dividend payable to Super Media; and

(c)                                  to Super Media, any portion of the 2009 Final Dividend with respect to the J:COM Shares held by LGJ2 or the Liberty Attributable J:COM Shares that exceeds ¥490 per J:COM Share.

2.4.3       Following the Closing, if J:COM does not pay the applicable portion of the 2009 Final Dividend directly to Seller Parent in accordance with the 2009 Final Dividend Payment Request, and instead pays it to Super Media and to LGJ2, then Buyer shall:

(a)                                  cause Super Media to pay over to Seller Parent 58.658% of the 2009 Final Dividend received by Super Media, up to ¥490 per J:COM Share;

(b)                                 cause Super Media to pay over to Sumitomo 41.342% of the 2009 Final Dividend received by Super Media; and

(c)                                  cause LGJ2 to pay over to Seller Parent 100% of the 2009 Final Dividend received by LGJ2, up to ¥490 per J:COM Share;

in each case less any applicable withholding taxes deducted by J:COM. Buyer shall cause such payments to be made within five (5) Business Days after receipt of the 2009 Final Dividend.

2.5          Payments.  All payments to a Party due under this Section 2 shall be made by wire transfer in Yen of immediately available funds to the account(s) specified by the payee in writing at least five (5) days prior to such payment, without setoff, deduction or withholding (except as set forth in Section 2.4.3); provided, that the Mezzanine Loan Payoff shall be made to the bank account specified by the Mezzanine Lenders.  Each Party shall bear all wire transfer charges of its own bank.

2.6          Closing Date.   The Parties intend that the Closing Date will be February 10, 2010 or as soon as practicable thereafter, and each Party shall use its reasonable best efforts to achieve this objective.  If the Closing Date cannot be achieved by February 10, 2010, the Closing Date shall be on or prior to the later of February 18, 2010 and the seventh (7th) Business Day following the date of the Sumitomo Redemption or completion of the Alternative Structure (as the case may be), or such other date as may be agreed in writing by the Parties.

Section 3.              Conditions Precedent to Closing Obligations

3.1          Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each Party to effect the Closing is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

3.1.1       The LLC Conversions shall have been completed in accordance with Section 7.2;

3.1.2       The Sumitomo Redemption or the Alternative Structure shall have been completed in accordance with Section 7.3; and

3.1.3       No law or regulation shall have been enacted or promulgated after the Effective Date by any Governmental Authority in Japan, the United States or the European Union which prohibits the consummation of the Transaction.

3.2          Conditions to Obligation of Buyer to Effect the Closing.  The obligation of Buyer to effect the Closing is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):

3.2.1       (i) The representations and warranties made by Seller Parent contained in this Agreement (other than the representations and warranties contained in Section 5.20) shall be true and correct on and as of the Effective Date and the Closing Date (except in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date), except for any failures of such representations and warranties to be so true and correct that, individually or in the aggregate, would not reasonably be expected to result in Buyer incurring Indemnified Damages exceeding ¥5 billion, and (ii)

Seller Parent shall have delivered to Buyer a certificate, dated the Closing Date and executed in the name and on behalf of Seller Parent to such effect.

3.2.2       (i) The representations and warranties made by Seller Parent contained in Section 5.20 shall be true and correct on and as of the Effective Date and the Closing Date (except in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date), except for such failures of representations and warranties to be so true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) Seller Parent shall have delivered to Buyer a certificate, dated the Closing Date and executed in the name and on behalf of Seller Parent to such effect.

3.2.3       Seller Parent shall have performed and complied with, in all material respects, the agreements, covenants and obligations which are required by this Agreement to be so performed or complied with by Seller Parent or its Affiliates at or prior to the Closing and Seller Parent shall have delivered to Buyer a certificate, dated the Closing Date and executed in the name and on behalf of Sellers to such effect.

3.2.4       Since the Effective Date, there shall not have occurred and be continuing a Material Adverse Change.

3.2.5       Since the Effective Date, Super Media shall not have voted any Liberty Attributable J:COM Shares in favor of any transaction listed in Schedule 3.2.5 (each, a “J:COM Extraordinary Transaction”). Since the Effective Date, no Target Company Designee shall have (i) proposed that the J:COM board of directors approve any J:COM Extraordinary Transaction, or (ii) voted as a director of J:COM in favor of any J:COM Extraordinary Transaction, except where failure to vote for such J:COM Extraordinary Transaction would reasonably be expected to constitute a breach of fiduciary duty by such Target Company Designee.

3.2.6       Since the Effective Date, neither J:COM nor any Material J:COM Subsidiary shall have approved or entered into any new material Contract with Seller Parent or any of its Affiliates on terms that are materially worse for such J:COM Group Company than arm’s length, fair market terms.

3.2.7       Since the Effective Date, no J:COM Extraordinary Transaction described in paragraph 6 of Schedule 3.2.5 shall have occurred.

3.3          Conditions to Obligation of Seller Parent to Effect the Closing.  The obligation of Seller Parent to effect the Closing is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Seller Parent in its sole discretion):

3.3.1       (i) The representations and warranties made by Buyer in this Agreement shall be true and correct on and as of the Effective Date and the Closing Date (except in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date), except for any failures of such representations and warranties to be so true and correct that, individually or in the aggregate, would not reasonably be expected to result in Seller Parent incurring Indemnified Damages exceeding ¥5 billion, and

(ii) Buyer shall have delivered to Seller Parent a certificate, dated the Closing Date and executed in the name and on behalf of Buyer to such effect.

3.3.2       Buyer shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing, and Buyer shall have delivered to Seller Parent a certificate, dated the Closing Date and executed in the name and on behalf of Buyer to such effect.

3.4          Frustration of Closing Conditions.  Neither Party may rely, either as a basis for not consummating the Transaction or terminating this Agreement, on the failure of any condition set forth in Sections 3.1, Section 3.2 or Section 3.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to use its commercially reasonable efforts to consummate the Transactions.

Section 4.              Closing Deliveries

4.1          Deliveries at Closing by Seller Parent.  At the Closing, Seller Parent shall deliver, or cause to be delivered, to Buyer, the following:

4.1.1       an assignment of the Purchased Interests, in the form attached as Schedule 4.1.1, duly executed by each Seller;

4.1.2       a certificate from the Secretary of each of Liberty Japan LLC, Liberty Jupiter LLC and LGJ2 certifying as to their respective Organizational Documents;

4.1.3       written resignations or removals as of the Closing, without the expense or liability of any Target Company, of any individuals serving as managers, directors or officers of each Target Company;

4.1.4       written resignations or removals as of the Closing, without the expense or liability of any Target Group Company or any J:COM Group Company, of all individuals (except Yasushige Nishimura) nominated or appointed by Seller Parent or its Affiliates and serving as managers, officers, directors or statutory auditors of Super Media or any Subsidiary of J:COM; provided, that directors and statutory auditors of J:COM nominated by Seller Parent or its Affiliates may retain any incentive stock options previously granted by J:COM;

4.1.5       the form of 2009 Final Dividend Payment Request to be delivered by Super Media;

4.1.6       documents required by the Mezzanine Lenders to effectuate the payoff of the Mezzanine Loan and documents confirming the discharge of the Liens of the Mezzanine Lenders;

4.1.7       all minute books and stock ledgers of the Target Group Companies in the possession of the Seller Parent or any of its Affiliates (other than a Target Group Company); and

4.1.8       any other documents or certificates required to be delivered hereunder by

Seller Parent or Sellers by the Closing.

4.2          Deliveries at Closing by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller Parent, the following:

4.2.1       a certificate from the Secretary of Buyer certifying as to the Buyer’s Organizational Documents; and

4.2.2       any other documents or certificates required to be delivered hereunder by Buyer by the Closing.

Section 5.              Representations and Warranties of Seller Parent.

Subject to the limitations, qualifications and disclosures in this Agreement, Seller Parent makes the following representations and warranties to Buyer as of the Effective Date, and such representations shall be deemed to be repeated on the Closing Date:

5.1          Existence.

5.1.1       Seller Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A.  LGJ Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A.

5.1.2       As of the Effective Date, Liberty Japan is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A. As of the Closing Date, Liberty Japan LLC shall be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A.

5.1.3       As of the Effective Date, Liberty Jupiter is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A. As of the Closing Date, Liberty Jupiter LLC shall be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A.

5.1.4       LGJ2 is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A.

5.1.5       Super Media is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A.

5.1.6       Each of Seller Parent, LGJ Holdings, Liberty Japan, Liberty Jupiter, LGJ2 and Super Media is as of the Effective Date, and each of Seller Parent, LGJ Holdings, Liberty Japan LLC, Liberty Jupiter LLC, LGJ2 and Super Media will be as of the Closing Date, duly qualified or licensed to do business in each other jurisdiction where the operation of its business makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have a material adverse effect on the power or ability of a Seller Party to consummate the Transaction.

5.2          Authorization.  This Agreement has been duly authorized, executed and delivered by Seller Parent.  The execution and delivery by Seller Parent of this Agreement, and the performance by Seller Parent of its obligations hereunder, have been duly and validly authorized by all necessary corporate action.  Assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding obligation of Seller Parent, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Regulations affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Seller Parent has the direct and/or indirect power and authority to cause the Sellers to transfer the Purchased Interests and to cause each of its Affiliates to comply with its obligations set forth in this Agreement.

5.3          No Conflicts.  Neither the execution or delivery of this Agreement, nor the performance by any Seller Party of its obligations in connection with the Transaction, or the fulfillment of the terms and conditions hereof by any Seller Party will: (i) conflict with or violate any provision of such Seller Party’s Organizational Documents, (ii) conflict with, violate or result in a breach of any Regulation applicable to such Seller Party and currently in effect, or (iii) conflict with, violate or result in a breach of, constitute a Default under any term or condition of any Contract to which such Seller Party is a party or by which it or any of its properties or assets are bound (which, for the avoidance of doubt, do not include any Contracts to which any J:COM Group Company is a party or by which its properties or assets are bound); except (A) the Mezzanine Loan Payoff is required to transfer the Purchased Interests issued by Liberty Japan and Liberty Jupiter and (B) the transfer of the Purchased Interests issued by Liberty Japan and Liberty Jupiter, if made prior to the Sumitomo Redemption, would constitute an event of dissolution of Super Media under Section 11.1(g) of the Super Media LPA.

5.4             No Proceedings.  There are no legal or governmental proceedings pending, or to the Seller Parent’s Knowledge, threatened, to which any Seller Party or Target Group Company is a party or to which any of the properties of a Seller Party or a Target Group Company is subject that would reasonably be expected to have a material adverse effect on the power or ability of a Seller Party to consummate the Transactions.

5.5                               Ownership.

5.5.1       As of the Closing Date, the Purchased Interests will have been duly authorized and validly issued. As of the Closing Date, the Purchased Interests will constitute 100% of the membership interests in the Target Companies, and after the Mezzanine Loan Payoff, shall be held by the Sellers free and clear of all Liens. Upon Buyer’s payment of the Purchase Price, and completion of the Mezzanine Loan Payoff and the Closing, Buyer shall own the Purchased Interests free and clear of all Liens (other than Liens created by or at the behest of Buyer).

5.5.2       As of the Effective Date, LGJ Holdings owns all of the issued and outstanding shares of Liberty Japan.  As of the Closing Date, LGJ Holdings will own 100% of the issued and outstanding membership interests of Liberty Japan LLC. There are no Options or other rights of any kind or nature to subscribe for or otherwise acquire shares of Liberty Japan or membership interests in Liberty Japan LLC, except (i) the rights of the Mezzanine Lenders under the Mezzanine Finance Documents, which will be discharged in full during the Closing following Buyer’s payment of the Purchase Price, and (ii) in favor of Buyer as provided in this Agreement.

5.5.3       As of the Effective Date, LGJ Holdings owns 85.75% of the issued and outstanding common shares and all of the issued and outstanding preferred shares of Liberty Jupiter. As of the Closing Date, LGJ Holdings will own 100% of the issued and outstanding membership interests of Liberty Jupiter LLC. There are no Options or other rights of any kind or nature to subscribe for or otherwise acquire shares of Liberty Jupiter or membership interests in Liberty Jupiter LLC, except (i) the rights of the Mezzanine Lenders under the Mezzanine Finance Documents, which will be discharged in full during the Closing following the Mezzanine Loan Payoff, (ii) agreements to effect the Minority Acquisition and (iii) in favor of Buyer as provided in this Agreement.

5.5.4       Seller Parent owns all of the issued and outstanding membership interests of LGJ2. There are no Options or other rights of any kind or nature to subscribe for or otherwise acquire membership interests in LGJ2, except in favor of Buyer as provided in this Agreement.

5.5.5       Super Media.

(a)                                  As of the Effective Date, there are 3,987,238 SM Units outstanding and: (i) Liberty Japan is the sole general partner and a limited partner of Super Media and owns 2,063,436 SM Units; (ii) Liberty Jupiter owns 275,400 SM Units; and (iii) Sumitomo owns 1,648,402 SM Units.

(b)                                 Except as may be agreed by the Parties pursuant to an Alternative Structure, following the LLC Conversion and the Sumitomo Redemption, on the Closing Date there will be 2,338,836 SM Units outstanding, and: (i) Liberty Japan LLC will be the sole general partner and a limited partner of Super Media and will own 2,063,436 SM Units; and (ii) Liberty Jupiter LLC will be a limited partner and own 275,400 SM Units, in each case free and clear of all Liens, except (A) the rights of the Mezzanine Lenders under the Mezzanine Finance Documents, which will be discharged in full during the Closing following the Mezzanine Loan Payoff and (B) the Liens in favor of Buyer arising under this Agreement. All of the SM Units to be held by Liberty Japan LLC and Liberty Jupiter LLC will be duly authorized and validly issued.

(c)                                  There are no Options or other rights to subscribe for or otherwise acquire partnership interests in Super Media, except (i) as provided in the Super Media LPA and the Redemption Agreement, and (ii) for the rights of the Mezzanine Lenders under the Mezzanine Finance Documents, which will be discharged in full during the Closing following the Mezzanine Loan Payoff.

5.5.6       J:COM Shares.

(a)                                  As of the Effective Date, Super Media owns 3,987,238 J:COM Shares, of which 2,338,836 J:COM Shares are Liberty Attributable J:COM Shares, and 1,648,402 J:COM Shares are Sumitomo Attributable J:COM Shares.

(b)                                 Except as may be agreed by the Parties pursuant to an Alternative Structure, following the LLC Conversion and the Sumitomo Redemption, on the Closing

Date Super Media will own 2,338,836 J:COM Shares, all of which will be Liberty Attributable J:COM Shares and free and clear of all Liens, except (i) the rights of the Mezzanine Lenders under the Mezzanine Finance Documents, which will be discharged in full during the Closing following the Mezzanine Loan Payoff and (ii) the Liens in favor of Buyer arising under this Agreement. The Liberty Attributable J:COM Shares were validly issued, and have been fully paid up.

(c)                                  LGJ2 owns 253,675 J:COM Shares free and clear of all Liens, except the Liens in favor of Buyer arising under this Agreement. The 253,675 J:COM Shares held by LGJ2 were validly issued, and have been fully paid up.

5.5.7       Holding Company Status.  Seller Parent has provided the Buyer with a true and correct description of the ownership structure of the Target Group Companies. Except for the SM Conversion, the LLC Conversions, the Sumitomo Redemption, the Minority Acquisition, and the transfer of the ownership of LGJ2 from Liberty Global Japan, LLC, a limited liability company organized under the laws of the State of Delaware, U.S.A. to Seller Parent prior to the Effective Date, such ownership structure has not changed since January 1, 2008. From January 1, 2008, each of the Target Group Companies has not engaged in any line of business other than holding (directly or indirectly) J:COM Shares and exercising the rights of a J:COM shareholder.

5.6                               Shareholder Agreements.

5.6.1       Except for the agreements listed on Schedule 5.6, no Seller Party or Target Company is currently bound by any shareholders agreements, voting trusts, proxies or similar Contracts with respect to the shares or membership interests of the Target Companies.

5.6.2       No Seller Party or Target Group Company is currently bound by any shareholders agreements, voting trusts, proxies or similar Contracts with respect to the SM Units, except the Mezzanine Finance Documents (which will be terminated at the Closing), the Super Media LPA and the Redemption Agreement (after it is entered into).

5.6.3       No Seller Party or Target Group Company is currently bound by any shareholders agreements, voting trusts, proxies or similar Contracts with respect to the J:COM Shares, except the Mezzanine Finance Documents (which will be terminated at the Closing), the Super Media LPA, the Redemption Agreement (after it is entered into) and the Registration Rights Agreement.

5.7          Subsidiaries and Equity Investments.  Except as described in Section 5.5, no Target Group Company directly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

5.8          Financial Statements.

5.8.1       Seller Parent has provided to Buyer true and correct copies of the standalone unaudited balance sheets as of September 30, 2009, and the related statements of profits and loss for the 9-month period ended as of September 30, 2009 for each Target Group Company (collectively, the “Target Group Financial Statements”).

5.8.2       The Target Group Financial Statements: (a) have been prepared in conformity with U.S. GAAP applied on a consistent basis, (b) have been based upon the information concerning each Target Group Company and contained in such Target Group Company’s books and records, and (c) present fairly in all material respects the financial condition and results of operations of such Target Group Company as of the times and for the periods referred to therein in accordance with U.S. GAAP (in each case, subject to normal year-end adjustments and the absence of footnotes); provided, however, that to the extent that the Target Group Financial Statements incorporate financial information of the J:COM Group, such representation is made to Seller Parent’s Knowledge.

5.9                               Title to Assets.

5.9.1       No Target Group Company owns or has ever owned any material tangible personal property, other than cash and an intercompany promissory note in favor of Liberty Japan that will be distributed to LGJ Holdings prior to the Closing.

5.9.2       No Target Group Company is or has ever been a party to any material leases of real property or personal property.

5.9.3       No Target Group Company owns or has ever owned any real property.

5.10        Liabilities.  The current business purpose of the Target Group Companies is solely to hold the SM Units and the J:COM Shares. Except as set forth in Schedule 5.10, following the Mezzanine Loan Payoff and upon consummation of the Closing in accordance with this Agreement, no Target Group Company will have:

(a)                                  any off-balance sheet financing or similar financing arrangements;

(b)                                 any Liabilities (other than those created at the behest of the Buyer); or

(c)                                  any Liability under the Mezzanine Financing Documents.

5.11        Taxes.

5.11.1     All Tax Returns required to be filed by each of the Target Group Companies, including any combined, consolidated or unitary Tax Returns that includes a Target Company, were filed in a timely manner (within any applicable extension periods) with the appropriate Taxing Authority.  All such Tax Returns are true, correct and complete in all material respects; and all Taxes due and payable by the Target Group Companies have been paid in full; provided, however, that to the extent that such Taxes or Tax Returns pertain to the Sumitomo LLC Conversion Taxes, such representations are made to Seller Parent’s Knowledge.

5.11.2     No material adjustments to the Tax liability of any of the Target Group Companies have been proposed in writing by any Taxing Authority which adjustments are currently pending.  All deficiencies asserted or assessments made by a Taxing Authority with respect to Taxes of the Target Group Companies have been fully paid or settled, or are being contested in good faith through appropriate proceedings.

5.11.3     There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Target Group Companies.

5.11.4     After the consummation of the LLC Conversions and the Sumitomo Redemption, each of the Target Group Companies will be properly classified as a disregarded entity for United States federal income Tax purposes pursuant to Treasury Regulation §301.7701-3(b)(1)(ii).

5.11.5     All material Taxes that each of the Target Group Companies was required to withhold or collect have been duly withheld or collected, and to the extent required, have been paid to the proper Taxing Authority on a timely basis.

5.11.6     (i) No Target Group Company has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency (excluding statutory extensions that arise as a result of filing Tax Returns within the statutory extension period), and (ii) there are no pending or active audits or legal proceedings involving Taxes of a Target Group Company or, to the Seller Parent’s Knowledge, threatened audits or proposed deficiencies or other Claims for unpaid Taxes of the Target Group Companies.

5.11.7     None of the Target Group Companies has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a member of an affiliated group of which the common parent is LGI (the “Seller Group”).  None of the Target Group Companies is liable for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee, successor, by contract or otherwise (other than for Taxes of other members of the Seller Group).  Excluding Tax sharing agreements between the Target Group Companies and any member of the of the Seller Group, none of the Target Group Companies is a party to an agreement that obligates it to make any payment for Taxes of any other Person.

5.11.8     None of the Target Group Companies shall be required to include in a Tax period that ends after the Closing Date taxable income attributable to income of the Target Group Companies that accrued in a period that ends on or prior to the Closing Date but was not recognized in such period as a result of (i) the installment method of accounting, (ii) the long-term contract method of accounting or (iii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law).  None of the Target Group Companies has agreed to or is required to make any adjustment to Section 481(a) of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise.

5.11.9     None of the Target Group Companies has participated in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b) with respect to which a disclosure statement is or was required to be filed with a Taxing Authority.

5.12        No Claims.  No Target Group Company has received written notice of any pending Claims to which a Target Group Company is a party, and to Seller Parent’s Knowledge, there are no Claims threatened against any Target Group Company. No Target Group Company is a party to or subject to any Order.

5.13        Absence of Certain Changes or Events.  Since the date of the Target Group Financial

Statements, each of the Target Group Companies have conducted their business in the Ordinary Course, and there has not been, occurred or arisen any change in or event affecting the Target Group Companies that has had or would reasonably be expected to have a Material Adverse Effect; provided, however, with respect to any change in or event affecting the J:COM Group Companies that in turn affects the Target Group Companies, the foregoing representation is made solely as of the Effective Date and to Seller Parent’s Knowledge.  Without limiting the generality of the foregoing, since the date of the Target Group Financial Statements, except as required or contemplated by this Agreement, there has not been any:

5.13.1     change in accounting methods or practices by any Target Group Company, except as required by Regulation or U.S. GAAP;

5.13.2     acquisition of any equity interest in any Person by any Target Group Company, except the SM Conversion;

5.13.3     amendment of the Organizational Documents of any Target Group Company, other than amendments in connection with the SM Conversion, the LLC Conversions or amendments that are ministerial in nature or otherwise immaterial;

5.13.4     with respect to the Target Group Companies, (i) split, combination or reclassification of their respective capital stock, (ii) redemption, repurchase or other acquisition of any shares of their respective capital stock, equity interest, or any Option or (iii) issuance, delivery or sale of any shares of their respective capital stock, equity interest or any Option, in each case except in accordance with the SM Conversion, the LLC Conversions, the Sumitomo Redemption and agreements to effect the Minority Acquisition;

5.13.5     action by any Target Group Company of the type described in Section 7.5; or

5.13.6     agreement by any Target Group Company to do any of the foregoing, except agreements to consummate the SM Conversion, the LLC Conversions, the Sumitomo Redemption and the Minority Acquisition.

5.14        Contracts.

5.14.1     Schedule 5.14.1 lists each Contract to which a Target Group Company is a party, other than: (i) Contracts that have been substantively performed prior to the Effective Date and for which there are no material residual Liabilities, and (ii) Contracts that will terminate on or before the Closing Date with no further material Liability to a Target Group Company (“Relevant Contract”).  Seller Parent has made available to Buyer true and correct copies of each Relevant Contract.

5.14.2     Each Relevant Contract is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the applicable Target Group Company and, to Seller Parent’s Knowledge, of the other parties thereto, except in each case where the failure to be in full force and effect or constitute a binding obligation would not reasonably be expected to have a Material Adverse Effect.  No Target Group Company is in material Default under any Relevant Contract, and no event has occurred or circumstance exists which would constitute a material Default by a Target Group Company under any Relevant Contract.  To Seller Parent’s Knowledge, no party other than a Target Group Company is in Default under any Relevant Contract in a manner that would reasonably be expected to have a Material Adverse Effect.

5.15                        Organizational Documents. Seller Parent has made available to Buyer true and correct copies of the Organizational Documents of each Target Group Company as currently in effect.

5.16                        Books and Records.  Each Target Group Company has made and kept true, correct and complete books and records and accounts, which are in reasonable detail and accurately and fairly reflect the activities and operations of its business in all material respects. Seller Parent has made available to Buyer true and correct copies of such books, records and accounts that have been requested by Buyer.

5.17                        No Employees.  The Target Group Companies have had no employees or Benefit Plans since at least January 1, 2006.

5.18                        Compliance with Law.  No Target Group Company has violated in any material respect any Regulations or Orders.  No Target Group Company has received written notice that it or the conduct of its business fails to comply in any material respect with any such Regulations or Orders.

5.19                        Permits.  Each Target Group Company has obtained and is in compliance in all material respects with all Permits that are necessary in connection with the operation of its business as currently conducted, and all of such Permits are in full force and effect.  There is no pending or, to Seller Parent’s Knowledge, threatened Claim with respect to the suspension, termination, revocation, cancellation or limitation of any such Permit, and no fines or penalties are due and payable in respect of any such Permit or any violation thereof.

5.20                        J:COM.  Except as set forth in Schedule 5.20:

5.20.1              Existence.

(a)                                  To the Seller Parent’s Knowledge, each J:COM Group Company is validly existing under the laws of Japan, except J-Sports LLC. To the Seller Parent’s Knowledge, J-Sports LLC is duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A.

(b)                                 To the Seller Parent’s Knowledge, each J:COM Group Company is duly qualified to do business in Japan, except J-Sports LLC. To the Seller Parent’s Knowledge, J-Sports LLC is duly qualified to do business in the State of Delaware, U.S.A.

5.20.2              Capitalization.  To Seller Parent’s Knowledge: (i) as of the Effective Date, the authorized capital of J:COM consists of 15,000,000 shares of common stock (“Common Stock”) and 5,000,000 shares of preferred stock, of which 6,860,110 shares of Common Stock were issued and outstanding as of December 31, 2009, 80,000 shares of Common Stock were issued and held as treasury stock of J:COM as of December 31, 2009, and as of the Effective Date no shares of preferred stock were issued or are outstanding, (ii) as of December 31, 2009, Options to purchase approximately 85,000 shares of Common Stock were granted and outstanding and (iii) as of the Effective Date, there are no other outstanding Options, preemptive rights or other rights to purchase or otherwise acquire from J:COM any

J:COM Shares pursuant to Contracts to which J:COM is a party.

5.20.3              No Conflicts.  To the Seller Parent’s Knowledge, neither the execution or delivery of this Agreement nor the consummation of the Transaction will: (i) conflict with, violate or result in a breach of any Regulation applicable to any J:COM Group Company and currently in effect, or (ii) conflict with, violate or result in a breach of or constitute a Default under any term or condition of any Contract to which any J:COM Group Company is a party or by which a J:COM Group Company or any of its properties or assets are bound, in each case except for matters that would not reasonably be expected to have a Material Adverse Effect. The Target Company Designees have, from time to time, instructed J:COM that it is the policy of Seller Parent that no J:COM Group Company shall enter into Contracts with “change of control” or similar clauses that would materially impede the ability of the Sellers to transfer the Purchased Interests.

5.20.4              No Proceedings or Claims.  To the Seller Parent’s Knowledge, there are no legal proceedings pending to which any J:COM Group Company is a defendant or to which any of the properties of any J:COM Group Company is subject for which Damages are reasonably expected to exceed ¥1 billion. To the Seller Parent’s Knowledge, (i) there are no pending material Claims to which any J:COM Group Company is a party, (ii) there are no material Claims threatened against any J:COM Group Company and (iii) no J:COM Group Company is a party to or subject to any material Order, in each case except for matters that would not reasonably be expected to have a Material Adverse Effect.

5.20.5              Financial Statements.  To Seller’s Parent’s Knowledge, the J:COM Financial Statements that Seller Parent has made available to Buyer fairly present in all material respects the financial condition, results of operations and cash flows of J:COM in accordance with U.S. GAAP, applied on a consistent basis for all periods presented, in all cases subject to the absence of footnotes and subsequently recorded adjustments.  “J:COM Financial Statements” means the unaudited condensed consolidated balance sheets, condensed consolidated statements of operations and condensed consolidated cash flow statements of J:COM as of and for the year ended December 31, 2008, and the unaudited condensed consolidated statements of operations for each of the first three quarters during the year ended December 31, 2009 and for each quarterly period during the year ended December 31, 2008.  None of the J:COM Financial Statements furnished by the Seller Parent include footnote disclosures. To the Seller Parent’s Knowledge, as of the Effective Date, J:COM has no material contingent liabilities or off-balance sheet debt, arrangements or transactions, except as disclosed on Schedule 5.20 or in an amount less than ¥1 billion.

5.20.6              Taxes.  To the Seller Parent’s Knowledge, all material Tax Returns required to be filed by the J:COM Group Companies were filed in a timely manner (within any applicable extension periods) with the appropriate Taxing Authority.  To the Seller Parent’s Knowledge, all such Tax Returns are true, correct and complete and all material Taxes due and payable by any J:COM Group Company have been paid in full, in each case except for matters that would not reasonably be expected to have a Material Adverse Effect.

5.20.7              Absence of Certain Changes or Events.  To the Seller Parent’s Knowledge, since September 30, 2009, the J:COM Group Companies have conducted their business in the Ordinary Course, and there has not been, occurred or arisen any change in or event affecting the J:COM Group Companies that has had or would reasonably be expected to have a Material Adverse Effect.

5.20.8              Compliance with Law.  To the Seller Parent’s Knowledge, no J:COM Group Company has (i) violated any material Regulations or Orders or (ii) received written notice that it or the conduct of its business fails to comply with any Regulations or Orders, in each case except for any single matter or series of related matters that would not reasonably be expected to result in Damages exceeding ¥2 billion.

5.20.9              Permits.  To the Seller Parent’s Knowledge, (i) the J:COM Group has obtained and is in compliance in all material respects with all material Permits that are necessary in connection with the operation of its business as currently conducted and (ii) all of such material Permits are in full force and effect, in each case except for any single matter or series of related matters that would not reasonably be expected to result in Damages exceeding ¥2 billion.

5.20.10       Title to Properties.  To Seller Parent’s Knowledge, except for property sold since September 30, 2009 in the Ordinary Course of Business, the J:COM Group Companies have good title to or the right to use all the properties, rights and assets that it purports to own, lease or license (tangible and intangible), including all the properties and assets reflected in J:COM’s standalone balance sheet as of September 30, 2009 and all properties and assets purchased, leased or licensed by the J:COM Group Companies since September 30, 2009, in each case except for matters that would not reasonably be expected to have a Material Adverse Effect.

5.20.11       Securities Filings and Timely Disclosures. To Seller Parent’s Knowledge, J:COM has not failed, in any material respect, to disclose in (i) its Annual Securities Reports (yukashoken houkokusho), Semi-Annual Securities Reports (hanki houkokusho), Quarterly Securities Reports (shihanki houkokusho), or Extraordinary Reports (rinji houkokusho) filed since January 1, 2008, or (ii) its Timely Disclosures Materials (tekiji kaiji shiryo) disclosed in accordance with JASDAQ’s timely disclosure regulations during the fifteen (15) months prior to the Effective Date, any material information which J:COM had a duty to disclose under applicable Regulations or JASDAQ’s timely disclosure regulations, each as reasonably interpreted in a manner consistent with custom and practice in Japan.

5.21                        No Brokers.  No Seller Party, Target Group Company, nor any of their respective Representatives has entered into or will enter into any Contract with any broker, finder or similar agent or any Person which will result in the obligation of Buyer, the Target Group Companies or any of their respective Affiliates after the Closing to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transaction.

5.22                        No Other Representations.  Except for the representations and warranties contained in this Section 5 or any certificate delivered by the Seller Parent in accordance with Section 3, no Seller Party or any of its Representatives or Affiliates makes any express or implied representation or warranty in connection with the Transaction, or in respect of the Target Group Companies or the J:COM Group, any of the Target Group Companies’ or the J:COM Group’s assets, Liabilities, business, finances, operations, or prospects, notwithstanding the delivery or disclosure to Buyer or any of its Representatives of any documentation or other information with respect to the foregoing or any responses to Buyer’s due diligence enquiries.

Section 6.                                          Representations and Warranties of Buyer

Subject to the limitations, qualifications and disclosures in this Agreement, Buyer makes the following representations and warranties to Seller Parent as of the Effective Date, and such representations shall be deemed to be repeated on the Closing Date:

6.1                               Organization of Buyer.  Buyer is a corporation duly organized and validly existing under the laws of Japan.  Buyer is duly qualified or licensed to do business in each other jurisdiction where the operation of its business makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have a material adverse effect on the power or ability of Buyer to consummate the Transaction.

6.2                               Authorization.  This Agreement has been duly authorized, executed and delivered by Buyer.  The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly and validly authorized by all necessary corporate action.  Assuming that this Agreement is a valid and binding obligation of Seller Parent, this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Regulations affecting the enforcement of creditors’ rights generally and general principles of public policy.  No consent, approval or authorization of or from any other Person is required in connection with Buyer’s execution or delivery of this Agreement, or the consummation by Buyer of the Transaction, except the approval of the board of directors of Buyer, which has been obtained.

6.3                               No Conflict or Violation.  Neither the execution or delivery of this Agreement, nor the performance by Buyer of its obligations in connection with the Transaction, or the fulfillment of the terms and condition hereof by Buyer will (i) conflict with or violate any provision of Buyer’s Organizational Documents, (ii) assuming the accuracy of the representations and warranties contained in Section 5.5.7, conflict with, violate or result in a breach of any Regulation applicable to Buyer and currently in effect, or (iii) conflict with, violate or result in a breach of, constitute a default under any term or condition of any Contract to which Buyer is a party or by which it or any of its properties or assets are bound; except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches or defaults which would not reasonably be expected to have a material adverse effect on the power or ability of Buyer to consummate the Transaction.

6.4                               No Claims.  Buyer has not received written notice of any pending material Claims to which Buyer is a party, and to Buyer’s Knowledge, there are no material Claims threatened against Buyer which would adversely affect Buyer’s performance under this Agreement or the consummation of the Transaction. Buyer is not a party or subject to any Order related to the Transaction.

6.5                               Financing.  Buyer has available cash and credit capacity, either through binding and enforceable credit arrangements or borrowing facilities, or executed financing commitments, and will have sufficient cash on or prior to the Closing Date to (a) pay the Purchase Price and any expenses of Buyer related to the Closing, and (b) perform all of its other obligations hereunder (such obligations, the “Funding Obligations” and such sufficient cash, the “Funds”).  The J:COM Group (and, prior to the consummation of the Closing, the Target

Group Companies) will not be required to assume or have any obligation or liability under the financing agreements to be entered into by Buyer to provide the Funds (the “Buyer Financing Agreements”).  Buyer has provided to Seller Parent a description of the Buyer Financing Agreements.  To the extent that this Agreement must be in a form acceptable to any lender providing Funds, such lender or lenders have approved this Agreement.

6.6                               Investment Representations.  Buyer is an investor experienced (or owned or managed by Persons experienced) in evaluating investments and has the knowledge, experience and resources to enable it to evaluate and to bear the risks of the investment represented by the Purchased Interests.

6.7                               No Other Representations.  Except for the representations and warranties contained in this Section 6 or any certificate delivered by the Buyer in accordance with Section 3, none of the Buyer or any of its Representatives or Affiliates makes any express or implied representation or warranty in connection with the Transaction, notwithstanding the delivery or disclosure to Seller Parent or any of its Representatives of any documentation or other information with respect to the foregoing.  Buyer acknowledges and agrees that the representations and warranties of Seller Parent set forth in this Agreement terminate as set forth in Section 8.1 or upon the termination of this Agreement pursuant to Section 9, and that following such termination of the representations and warranties, Buyer shall have no recourse with respect to any breach of such representations and warranties.

6.8                               No Brokers.  Neither Buyer nor any of its Representatives has entered into or will enter into any Contract with any broker, finder or similar agent or any Person which will result in the obligation of Seller Parent or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

Section 7.                                          Covenants and Agreements

7.1                               Commercially Reasonable Efforts.  At all times following the execution of this Agreement and prior to the Closing, Seller Parent shall use its commercially reasonable efforts to cause the conditions set forth in Section 3.2 to be satisfied on a timely basis, including by taking all steps required under the Mezzanine Finance Documents to permit the Mezzanine Loan Payoff and release of all Liens thereunder on the anticipated Closing Date, and Buyer shall use its commercially reasonable efforts to cause the conditions set forth in Section 3.3 to be satisfied on a timely basis.

7.2                               LLC Conversions.  Prior to the Closing, Seller Parent shall cause: (i) Liberty Japan to be converted into Liberty Japan LLC, and (ii) Liberty Jupiter to be converted into Liberty Jupiter LLC (collectively, the “LLC Conversions”). Seller Parent shall cause the LLC Conversions to occur in accordance with Section 266 of the General Corporation Law of the State of Delaware, U.S.A and Section 18-214 of the Limited Liability Company Act of the State of Delaware, U.S.A. Seller Parent shall provide to Buyer copies of all documents required to effectuate the LLC Conversions.

7.3                               Sumitomo Redemption.

7.3.1                     Seller Parent shall cause Liberty Japan as general partner of Super Media to use its commercially reasonable efforts, exercised in accordance with the terms of the Super Media LPA, to distribute to Sumitomo as expeditiously as feasible on or following February 18, 2010 (or following an earlier event of dissolution of Super Media) the Sumitomo Attributable J:COM Shares in redemption of all SM Units held by Sumitomo, pursuant to Sections 11.3(b) and 12.4 of the Super Media LPA (such redemption, the “Sumitomo Redemption”). Buyer shall use its commercially reasonable efforts to cooperate with Seller Parent to accomplish the Sumitomo Redemption. The Parties acknowledge that if the Sumitomo Redemption occurs after January 30, 2010, a JFTC Prior Filing by Sumitomo with the Japan Fair Trade Commission and expiration of the applicable waiting period will be required before the Sumitomo Redemption can take place. Seller Parent shall notify Buyer promptly upon completion of the Sumitomo Redemption.

7.3.2                     In connection with the Sumitomo Redemption, the Parties acknowledge that Liberty Japan as general partner of Super Media shall:

(a)                                  Request J:COM to recognize Sumitomo as the holder of the voting rights in respect of the Sumitomo Attributable J:COM Shares for the annual general meeting of shareholders (teiji soukai) of J:COM to be held in March 2010 (the “2010 AGM”); and

(b)                                 Assign to Sumitomo the right to receive the 2009 Final Dividend in respect of the Sumitomo Attributable J:COM Shares.

7.3.3                     If, notwithstanding the commercially reasonable efforts of the Parties, Liberty Japan is unable to effectuate the Sumitomo Redemption, then the Parties shall discuss in good faith and use commercially reasonable efforts to agree on an alternative arrangement consistent with the terms of the Super Media LPA that will enable the Transaction to proceed (the “Alternative Structure”).

7.3.4                     Following the Closing, Buyer shall not permit Liberty Jupiter LLC, Liberty Japan LLC or Super Media to dissolve Super Media before April 1, 2010.

7.4                               2009 Final Dividend.

7.4.1                     Seller Parent shall cause the individuals that it or its Affiliates have nominated as directors of J:COM to vote in favor of a 2009 Final Dividend of ¥490 per J:COM Share.

7.4.2                     Following the Closing, Buyer shall cause Super Media to vote the Liberty Attributable J:COM Shares at the 2010 AGM in favor of a 2009 Final Dividend of ¥490 per J:COM Share (or the maximum amount proposed by the J:COM board of directors for the 2009 Final Dividend, if less).

7.5                               Interim Operations of Target Group Companies.  From the Effective Date until the Closing or earlier termination of this Agreement, and except (i) as contemplated in or permitted by this Agreement (other than with respect to the Redemption Agreement), (ii) as may be required to effectuate the LLC Conversions, the Super Media Unwinding, the Sumitomo Redemption or any Alternative Structure, or the Minority Acquisition (other than pursuant to the Redemption Agreement), (iii) as required by applicable Regulation, or (iv) to the extent Buyer shall otherwise consent, which consent shall not be unreasonably withheld or conditioned, Seller Parent shall cause each Target Company not to:

7.5.1                     amend its Organizational Documents, other than amendments that are ministerial in nature or otherwise immaterial;

7.5.2                     (i) split, combine or reclassify its respective capital stock, (ii) redeem, repurchase or otherwise acquire any shares of its capital stock, equity interests or any Option or (iii) issue, deliver or sell any shares of its capital stock, equity interests or any Option;

7.5.3                     make any acquisition of, or investment in, assets or stock of any other Person;

7.5.4                     sell, lease, license, encumber or otherwise dispose of any of its assets, except that intercompany loan receivables (and related promissory notes) and cash held by the Target Companies will be distributed to the respective Sellers prior to the Closing;

7.5.5                     incur any Liability or indebtedness other than the Mezzanine Loan;

7.5.6                     make any material changes in its financial accounting methods, except as required by Regulation or U.S. GAAP;

7.5.7                     enter into any new Contract, or modify, amend or terminate any of its existing Contracts or waive, release or assign any material rights or Claims relating thereto;

7.5.8                     make, change or rescind any election relating to Taxes, or change any method of Tax accounting or settle or compromise any material Tax Claim if such action would increase the Tax liability of a Buyer Indemnified Person in a Post-Closing Tax Period or the portion of any Straddle Period beginning after the Closing Date;

7.5.9                     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

7.5.10              enter into any agreement, Contract, commitment or arrangement to do any of the foregoing.

7.6                               Interim Operations of J:COM.  From the Effective Date until the Closing or earlier termination of this Agreement, and except (i) as contemplated in or permitted by this Agreement, (ii) as required by applicable Regulation, (iii) as required by the Super Media LPA for so long as it remains in effect, (iv) as required by fiduciary duties owed to J:COM by the J:COM directors who have been designated by Target Companies under the Super Media LPA (the “Target Company Designees”) or (v) to the extent Buyer shall otherwise consent, which decision shall not be unreasonably withheld or conditioned, Seller Parent shall not permit any Target Company Designee to propose or vote as a J:COM director in favor of J:COM taking any of the actions set forth in Schedule 7.6.

7.7                               Covenants of Buyer.  From the Effective Date until the Closing or earlier termination of this Agreement, Buyer agrees that, except as expressly contemplated or permitted in this Agreement or to the extent Seller Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or conditioned:

7.7.1                     Buyer shall not, and shall not permit any Affiliate to, (i) offer to acquire, acquire or agree to acquire any assets or securities, or (ii) offer to acquire, acquire or agree to acquire, whether by merger, consolidation, by purchasing any portion of the assets of or equity in, or by any other manner, any business or any Person or other business organization or division thereof, if such offer, the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation could reasonably be expected to (A) impose any delay in the expiration of any applicable waiting period or create a risk that any authorization, consent, order, declaration or approval of any Governmental Authority becomes necessary to consummate the Transaction, (B) create a risk of any Governmental Authority entering an Order prohibiting the Transaction or (C) delay or impede the consummation of the Transaction; and

7.7.2                     Buyer shall obtain the Funds, and be in a position to immediately satisfy the Funding Obligations, in each case as promptly as reasonably practicable and in any event on or prior to the date following February 9, 2010 on which the last of the conditions contained in Sections 3.1 and 3.2 is fulfilled or waived (except for those conditions which by their nature can only be fulfilled at the Closing).  Buyer shall keep Seller Parent apprised of all material developments or changes relating to the Buyer Financing Agreements and the financing contemplated thereby. Upon request by Seller Parent, prior to the Closing, Buyer shall provide to Seller Parent a copy of any commitment letters relating to the Buyer Financing Agreements and all exhibits, annexes and attachments thereto. In the event that the Buyer Financing Agreements terminate or the lenders parties thereto shall advise Buyer that they will not or may not be able to provide the financing contemplated thereby, then Buyer shall promptly notify Seller Parent and obtain replacement financing arrangements as soon as reasonably practicable to obtain the Funds and satisfy the Funding Obligations.  Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that its obligations hereunder are not conditioned in any manner whatsoever upon Buyer obtaining the Funds to satisfy the Funding Obligations.

7.8                               Tax Matters.

7.8.1                     Seller Parent will cause the taxable income of the Target Companies (including the Target Companies’ allocable share of partnership items related to its interest in Super Media for any taxable year of Super Media ending on or before the Closing Date under Section 706(a) of the Code) to be included in Seller Group’s consolidated, combined or unitary Tax Returns for all Pre-Closing Tax Periods.  Seller Parent shall cause to be prepared and filed all required income Tax Returns of the Target Group Companies for all Pre-Closing Tax Periods.  Buyer agrees to cooperate with Seller Parent in the preparation of such Tax Returns pertaining to the Target Companies and Super Media.

7.8.2                     Buyer shall prepare, or caused to be prepared, and file all Tax Returns of the Target Companies and Super Media for all Pre-Closing Tax Periods and Straddle Periods which are required to be filed after the Closing Date, other than Tax Returns described in Section 7.8.1.  Buyer shall prepare all Tax Returns pursuant to this Section 7.8.2 consistent with past practices, except as required by applicable law.  Buyer shall permit Seller Parent to review and comment on each such Tax Return described in the preceding sentence within a reasonable period prior to filing and Buyer shall make such revisions as are reasonably requested by Seller Parent, except:  (i) where a contrary position is required under applicable law or (ii) to the extent such comments, if incorporated in any such Tax Return, would cause such Tax Return to be prepared in a manner inconsistent with past Tax Returns.

7.8.3                     For purposes of this Agreement, in the case of any Taxes that are imposed and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of ad valorem, property Taxes or other Taxes measured by the amount, value or level of any item, be deemed to be the amount of such Taxes determined by multiplying (A) the amount, value or level of such items immediately prior to the Closing, by (B) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes be determined based on an interim closing of the books as of the close of business on the Closing Date.  The portion of such Tax that is allocable to the portion of the Straddle Period beginning after the Closing Date shall equal the total amount of such Tax for the Straddle Period less the amount of Tax that is allocable to the portion of the Straddle Period ending on the Closing Date.

7.8.4                     Buyer shall promptly notify Seller Parent, in the manner set forth in Sections 8.8 and 8.9 of this Agreement, as applicable, of any inquiries, Claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or Straddle Period for which Seller Parent may be liable under this Agreement (such inquiry, Claim, assessment, audit or similar event, a “Tax Matter”).  Seller Parent shall have the authority to represent the interests of the Target Companies and Super Media and shall have sole control of the defense, compromise or other resolution of any Tax Matter (i) involving any combined, consolidated or unitary Tax Return of the Seller Group or its Affiliates that includes the results of operations, the business or the assets of the Target Companies or Super Media for any Pre-Closing Tax Period or (ii) with respect to any Tax Return of Super Media for any Pre-Closing Tax Period, other than any Tax Return of Super Media that was filed with respect to the SM Conversion (such Tax Matters described in clause (i) and (ii) are collectively referred to as “Seller Parent Tax Matters”).  If the resolution of a Seller Parent Tax Matter that does not involve a consolidated, combined or unitary Tax Return of the Seller Group of its Affiliates (whether by discharge, settlement, compromise or other disposition) would reasonably be expected to have an adverse effect on the Tax liability of a Buyer Indemnified Party for any Post-Closing Tax Period or the portion of a Straddle Period that ends after the Closing Date, then such resolution shall not be effected by the Seller Parent without obtaining the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed).  Buyer shall have the authority to represent the interests of the Target Companies and Super Media and shall have control of the defense, compromise or other resolution of any Tax Matter for any Straddle Period (a “Buyer Tax Matter”), provided, Buyer shall keep Seller Parent informed about the progress and substantive aspects of any Buyer Tax Matter, and Buyer shall not resolve (whether by discharge, settlement, compromise or other disposition) any Buyer Tax Matter without obtaining the prior written consent of the Seller Parent, which consent shall not be unreasonably withheld, conditioned, or delayed.  Seller Parent shall have the right to participate in, and jointly control with Buyer, any Tax Matter that relates to the SM Conversion (a “Conversion Tax Matter”).  Such participation and control shall include the right to attend conferences with Taxing Authorities, being provided with a reasonable opportunity to comment before submitting any written materials to Taxing Authorities and making joint decisions with respect to significant actions, including with respect to settlement, compromise or other disposition of a Conversion Tax Matter. Notwithstanding any other provision in this Section 7.8.4 to the contrary, Sumitomo, and not the Seller Parent or Buyer, shall have the right to represent the interests of Super Media in any Tax Matter for which Sumitomo is indemnifying Super Media pursuant to the Redemption Agreement to the extent established in such agreement. The provisions in this Section 7.8.4 shall govern the rights of Seller Parent and Buyer to control and participate in any Tax Matters notwithstanding any contrary provision in Section 8.9.

7.8.5                     Without the Seller Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, the Buyer shall not and it shall not permit or cause the Target Companies or Super Media to make or change any Tax election, amend any Tax Return for a Pre-Closing Tax Period or for a Straddle Period, take any action or enter into any transaction that results in any increased Tax liability of the Seller Parent or its Affiliates or that would increase the indemnification obligation of the Seller Parent under this Agreement unless such election, amendment, action or transaction is required by applicable law.

7.8.6                     If requested by Seller Parent, Buyer and Seller Parent shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Target Companies and Super Media as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.  Buyer shall use reasonable efforts to assist Seller Parent in obtaining information and assistance reasonably necessary for Seller Parent and its Affiliates to make any filings with applicable taxing authorities that may be necessary as a result of their direct or indirect ownership of J:COM through the Closing Date including, without limitation, information and assistance reasonably necessary to prepare and file U.S. Internal Revenue Service Form 5471 relating to the status of J:COM as a CFC and filings to claim tax-credits under Section 902 of the Code.

7.8.7                     Any Tax refund, credit or similar benefit, including any interest paid or credited with respect thereto (“Tax Refund”), of a Target Group Company for a Pre-Closing Tax Period or the portion of a Straddle Period that ends on or before the date of the Closing Date shall be:

(a)                                  the property of Seller Parent in the case of a refund received by a Target Company;

(b)                                 the property of Seller Parent in the case of a refund received by Super Media attributed to the SM Units held by Seller Parent or its Affiliates;

(c)                                  the property of Sumitomo in the case of a refund received by Super Media attributed to the SM Units held by Sumitomo or its Affiliates.

If received by Buyer, its Affiliate or a Target Group Company, a Tax Refund shall be paid over promptly to Seller Parent or Sumitomo, as the case may be.  Buyer shall, if Seller Parent so requests and at Seller Parent’s reasonable expense, cause the applicable Target Company, Super Media or other relevant entity to file for and use its best efforts to obtain and expedite the receipt of any refund to which Seller Parent or Sumitomo is entitled under this Section 7.8.7.  Buyer shall permit Seller Parent or Sumitomo (as the case may be) to participate in (at their own expense) the prosecution of any such refund claim.

7.8.8                     Buyer and Seller Parent shall treat any indemnification payments made pursuant to this Agreement as adjustments to the Purchase Price for Tax purposes.

7.8.9                     On or prior to the Closing Date, all tax sharing agreements between any of the Target Companies and Super Media, on the one hand, and the Seller Group (other than the Target Companies), on the other hand, shall be terminated and shall have no further effect for any Post-Closing Tax Period.

7.8.10              Seller Parent and Buyer shall each be responsible for the timely payment of one-half of all documentary, stamp, stock transfer and other similar Taxes (“Transfer Taxes”) arising out the transfer of the membership interests of the Target Companies pursuant to this Agreement.  Seller Parent and Buyer shall use their respective commercially reasonable efforts to minimize or avoid the incurrence of Transfer Taxes.

7.9                               No Solicitation.  Neither Seller Parent nor any of its Affiliates nor their respective Representatives shall initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, consolidation or other business combination involving the Target Group Companies or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase (or indirect purchase) of (A) all or any significant portion of the assets of the Target Group Companies and the J:COM Group taken as a whole or (B) any shares of capital stock of any Target Group Company or J:COM Group Company (any such proposal or offer being hereinafter referred to as an “Alternative Proposal”), or engage in any discussions or negotiations concerning, or provide any confidential information or data to, any Person or group relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal in each case except as required by applicable Regulations. Seller Parent shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third parties with respect to any of the foregoing.

7.10                        Control of the Company’s Business.  Prior to the Closing, Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Target Group Company operations.

7.11                        Pre-Closing Access to Information by Buyer.  Upon reasonable advance notice, Seller Parent shall, and shall cause each of the Target Companies to, afford to Buyer and Buyer’s Representatives reasonable access, during normal business hours throughout the period prior to the Closing, to all of the Target Group Companies’ properties, books, contracts and records and, during such period, Seller Parent shall, and shall cause the Target Companies to, furnish promptly to Buyer and its Representatives access to all information concerning the Target Group Companies and all information received as a shareholder of J:COM as may be reasonably requested by Buyer or its Representatives, in each case in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the Transaction; provided, that in no event shall Seller Parent be obligated to provide any access or information if Seller Parent determines, in good faith, that providing such access or information may violate applicable Regulation, cause any Seller Party or its Representatives or Affiliates to breach a confidentiality or fiduciary obligation to which it is bound or jeopardize any recognized privilege available to a Seller Party or a Target Group Company.  Any such information or material obtained pursuant to this Section 7.11 shall be governed by the terms of the NDA.

7.12                        Post-Closing Access to Information.

7.12.1              After the Closing, upon reasonable advance written notice, Buyer and Seller Parent shall furnish or cause to be furnished to each other and their respective Representatives, during normal business hours, such information (including records pertinent to the Target Group Companies and the J:COM Group) as is reasonably necessary for financial reporting and accounting matters in connection with the Transaction, and, further, each Party shall, and Buyer shall cause the Target Group Companies to, grant to the other Party and its Representatives reasonable cooperation, access (including to make and retain copies thereof) and staff assistance at all reasonable times and upon reasonable notice to all books and records of the Target Group Companies and the J:COM Group Companies relating to the period prior to the Closing (including work papers and correspondence with taxing authorities) that are not otherwise protected by legal privilege; provided, that in no event shall Buyer be obligated to provide any access or information if Buyer determines, in good faith, that providing such access or information may violate applicable Regulation, or cause Buyer or its Representatives or Affiliates to breach a confidentiality or fiduciary obligation to which it is bound.  Any such information or material obtained pursuant to this Section 7.12.1 shall be governed by confidentiality obligations on the terms similar to those contained in the NDA.

7.12.2              After the Closing, Buyer shall, shall cause the Target Group Companies to, and shall use its commercially reasonable efforts to cause J:COM to, furnish to Seller Parent and its Representatives such information and cooperation regarding the Target Group Companies and the J:COM Group as is reasonably requested by Seller Parent with respect to LGI’s financial reporting, accounting and compliance matters for the period during which the financial results of the J:COM Group Companies were consolidated with the financial results of LGI in a manner similar to the information and cooperation provided by Super Media and J:COM prior to the Closing for similar purposes; provided, that in no event shall Buyer be obligated to provide any access or information if Buyer determines, in good faith, that providing such access or information may violate applicable Regulation, cause Buyer or its Representatives or Affiliates to breach a confidentiality or fiduciary obligation to which it is bound or jeopardize any recognized privilege available to Buyer or any of its Affiliates.  Any such information or material obtained pursuant to this Section 7.12.2 shall be governed by confidentiality obligations similar to those contained in the NDA.

7.12.3              Buyer shall use its commercially reasonable efforts to promptly complete its financial audit of the Target Group Companies for the year ended December 31, 2009, so as to permit Seller Parent to timely complete its audit for, and Tax filings with respect to, the same period.

7.12.4              Buyer shall retain all of the books and records of the Target Group Companies relating to the operation of the Target Group Companies prior to the Closing Date for a period of seven (7) years after the Closing Date or such longer time as may be required by Regulation.  After the end of such period, before disposing of such books or records, Buyer shall give notice to such effect to Seller Parent and give Seller Parent an opportunity to remove and retain (at its sole cost and expense) all or any part of such books or records as Seller Parent may select; provided, that Seller Parent provides written notice stating its intent to retain such materials no later than 20 Business Days after having received notice that such materials are to be disposed of.

7.13                        Regulatory and Other Approvals.

7.13.1              Each Party shall cooperate and use its best efforts to (i) prepare and file as soon as practicable all necessary documentation with, (ii) effect all necessary applications, notices, petitions, filings and other documents with, and (iii) obtain all necessary Permits from, all Governmental Authorities, in each case as required to effectuate the Transaction and complete the Closing.  The Parties further agree to use best efforts to take any act or make any undertaking necessary to receive any clearance or approval required by any Governmental Authorities or applicable Regulation to effectuate the Transaction and complete the Closing.

7.13.2              For the purpose of effectuating the Transaction and completing the Closing, each of the Parties shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) not enter into any agreement with any Governmental Authority not to consummate the Transaction, except with the prior consent of the other Party.

7.14                        Release of Individual Liability.

7.14.1              With effect from and after the Closing Date, Buyer, for itself, its Affiliates, and the Target Group Companies, hereby releases and waives, to the fullest extent permitted under applicable law and their respective Organizational Documents, any Claims against each present and former agent, manager, director or officer of the Target Group Companies (each, together with such person’s heirs, executors or administrators, an “Released Party” and, collectively, the “Released Parties”) arising out of, relating to or in connection with any action or omission by such Released Party in his or her capacity as an agent, manager, director or officer of a Target Group Company on or before the Closing Date (including acts or omissions in connection with such person’s service as an officer, director, statutory auditor or other fiduciary of any entity if such service was at the request or for the benefit of a Target Group Company) or this Agreement or the transactions contemplated hereby.

7.14.2              The provisions of this Section 7.14 are intended to be for the benefit of, and shall be enforceable by, in addition to Seller Parent, each Released Party, his or her heirs, executors or administrators and his or her other representatives.

7.15                        Liberty Name.  Buyer shall not acquire, nor shall the Target Group Companies retain, any rights to the name “Liberty” or “LGI” (or any derivation thereof) or any trademark, trade name or symbol related thereto.  As soon as reasonably practicable after the Closing but not later than thirty (30) days after the Closing Date, Buyer shall cause the Target Group Companies to remove the name “Liberty” and “LGI” (or any derivation thereof) and all trademarks, trade names or symbols related thereto from the properties and assets of the Target Group Companies and within three (3) days after the Closing Buyer shall change the name of each of the Target Group Companies to a name that does not include the name “Liberty” or “LGI” (or any derivation thereof).

7.16                        Non-Competition.

7.16.1              Except as provided in Section 7.16.3, Seller Parent undertakes with the Buyer that it and its Affiliates will not, within a period of three (3) years after the Closing Date (the

“Restricted Period”), carry on, be engaged in or be economically interested in any business in the Japanese market that is directly competitive to the pay television, telephony and internet broadband access services provided by J:COM as at the Effective Date.

7.16.2              Seller Parent undertakes with the Buyer that it and its Affiliates will not, during the Restricted Period, induce or seek to induce any present director or employee of J:COM to become employed whether as director, employee, consultant or otherwise by Seller Partner or its Affiliates, whether or not such director or employee would thereby commit a breach of his contract of service, except for (i) any directors, statutory auditors or employees with whom Seller Parent or its Affiliates have an employment or consulting relationship as of the Effective Date, and (ii) a person who responds (without any form of approach or solicitation by or on behalf of any Seller Parent or its Affiliates) to a general public advertisement made in the ordinary course of business.

7.16.3              The restrictions in this Section 7.16 shall not operate to prohibit any Seller Parent or its Affiliates from:

(a)                                  creating, distributing, licensing or promoting television programming;

(b)                                 the cable television, telephony and internet broadband business of Seller Parent’s Affiliate serving U.S. military bases in Okinawa;

(c)                                  holding the shares of Sumitomo that are held by Seller Parent or its Affiliates as of the Effective Date;

(d)                                 holding or being interested in up to three percent (3%) of the outstanding issued share capital of a company listed on any recognised stock exchange;

(e)                                  carrying on, being engaged in or being economically interested in any business outside of Japan, except in an entity whose principal business is the pay television, telephony and internet broadband business in Japan; or

(f)                                    fulfilling any obligation pursuant to this Agreement.

7.16.4              Seller Parent agrees that the restrictions contained in this Section 7.16 are no greater than is reasonable and necessary for the protection of the interests of the Buyer and the Target Group Companies but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

7.17                        Updates to Seller Disclosure Schedule.  From time to time prior to three (3) Business Days preceding the anticipated Closing Date, Seller Parent may at its option supplement or amend and deliver updates to the Schedule 5.20 (each a “Schedule 5.20 Update”) that are necessary to complete or correct any representation or warranty of Seller Parent given in Section 5.20 that has been rendered inaccurate since the date of this Agreement.  Notwithstanding the foregoing, a Schedule 5.20 Update shall not be given effect unless such update is necessitated by events subsequent to the Effective Date or items that have come to Seller Parent’s Knowledge after the Effective Date with respect to representations and warranties repeated or made as of the Closing Date.  In such event, such written notice shall be deemed to have amended the Disclosure Schedule and to have (i) qualified the representations and warranties contained in Section 5.20 for the purposes of determining whether the Closing conditions specified in Section 3.2.2 have been satisfied, unless such omission or event would be reasonably likely to have, individually or in the aggregate with the events described in other written notices previously received by Buyer, a Material Adverse Effect, and (ii) such written notice shall be deemed to have amended Schedule 5.20 and modified the representations and warranties contained in Section 5.20 for purposes of determining Buyer’s right to make a Claim pursuant to Section 8.

7.18                        Target Company Designees  Buyer may make arrangements with the Target Company Designees to remain in their positions as directors of J:COM until the 2010 AGM, on terms that may be mutually agreed between Buyer and each Target Company Designee.

7.19                        Further Assurances.  Upon the terms and subject to the conditions contained herein, the Parties agree (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transaction; (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the Transaction; and (iii) to cooperate with each other in connection with the foregoing.

Section 8.                                          Indemnification

8.1                               Survival of Representations and Warranties.

8.1.1                     The representations and warranties of Seller Parent contained in Section 5 and the representations and warranties of Buyer contained in Section 6 shall survive for (and any Claim for breach of such representations and warranties must be asserted within) a period of eighteen (18) months from the Closing Date and shall thereafter be of no further force or effect; provided, however, that:

(a)                                  the representations and warranties contained in Sections 5.2, 5.5.1, 5.5.5(b), 5.5.5(c), 5.5.6(b), 5.5.6(c) and 6.2 shall survive for (and any Claim for breach of such representations and warranties must be asserted within) a period of five (5) years from the Closing Date;

(b)                                 the representations and warranties of Seller Parent set forth in Section 5.11 shall survive until (and any Claim for breach of such representations and warranties must be asserted no later than) thirty (30) days after the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof);

(c)                                  the representations and warranties contained in Section 5.3 (with respect to any Claim by Sumitomo) shall survive for (and any Claim for breach of such representations and warranties must be asserted within) a period of one hundred eighty (180) days from the Closing Date; and

(d)                                 the representations and warranties contained in Section 5.20 shall survive for (and any Claim for breach of such representations and warranties must be asserted within) a period of one (1) year from the Closing Date.

8.1.2                     Each period set forth in Section 8.1.1 during which a Claim may be made by a Party for breach of the respective representations and warranties is referred to herein as a “Claim Period”.

8.1.3                     The covenants set forth in Sections 7.1, 7.2, 7.3, 7.6, 7.7, 7.9, 7.10, 7.11 and 7.13 of this Agreement shall not survive the Closing. Any covenant that is to be performed after the Closing shall survive until the last date on which such covenant is to be performed.

8.1.4                     If written notice of a Claim meeting the requirements of Section 8.8 has been given prior to the expiration of the applicable Claim Period by a Party in whose favor such representations, warranties or covenants were made, then the relevant representations, warranties or covenants shall survive as to such Claim, until the Claim has been finally resolved.

8.2                               General Indemnification by Seller Parent.

8.2.1                     Seller Parent shall indemnify and hold harmless Buyer, its Affiliates and their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Persons”) from and against any and all Damages as a result of, based upon or arising from:

(a)                                  Any breach of any representation or warranty by Seller Parent contained in this Agreement or in any certificate delivered by or on behalf of Seller Parent pursuant to this Agreement;

(b)                                 Any breach by Seller Parent of, or any failure by Seller Parent to perform or comply with, any of its obligations contained in this Agreement;

(c)                                  Any Taxes imposed on a Target Group Company for any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date, including such Taxes imposed on a Target Group Company under Treasury Regulation Section 1.1502-6, as a transferee, successor or by contract; or

(d)                                 The Mezzanine Loan or the Mezzanine Financing Documents.

8.2.2                     Except as provided in Section 8.2.3 or Claims by Sumitomo or its Affiliates related to the Transaction, Seller Parent shall also indemnify and hold harmless each of the Buyer Indemnified Persons from and against any and all Damages resulting from, based upon or arising from the ownership, management or operations of any Target Group Company prior to the Closing Date.

8.2.3                     Notwithstanding any provision to the contrary in this Agreement, Seller Parent shall not indemnify or hold harmless any Buyer Indemnified Person under this Section 8.2 from any Damages incurred as a result of, based upon or arising from the SM Conversion to the extent such Damages are attributable to Taxes imposed on Sumitomo or imposed on Super Media with respect to Sumitomo’s interest in Super Media (together, the “Sumitomo LLC Conversion Taxes”).

8.3                               Seller Parent Liability Limitations.

8.3.1                     Notwithstanding any other provision in this Agreement to the contrary, Seller

Parent shall not have any liability for breach of its representations and warranties related to the Transaction unless: (i) the Damages with respect to the particular act, circumstance, development, event, fact, occurrence or omission exceeds ¥100,000,000 (One Hundred Million Yen) (the “De Minimis Threshold”), aggregating all Damages arising from all related acts, circumstances, developments, events, facts, occurrences or omissions, and (ii) the aggregate of all Damages in excess of the De Minimis Threshold for which Seller Parent would be liable, exceeds on a cumulative basis ¥2,000,000,000 (Two Billion Yen) (the “Deductible”), and then only to the extent such Damages exceed the Deductible.  Furthermore, (A) Seller Parent’s aggregate liability for breach of its representations and warranties related to the Transaction, other than the representations and warranties in Sections 5.2 and 5.5, shall in no event exceed ¥35,000,000,000 (Thirty Five Billion Yen), and (B) Seller Parent’s aggregate liability for breach of its representations and warranties related to the Transaction, including Sections 5.2 and 5.5, shall in no event exceed 100% of the Purchase Price.

8.3.2                     Notwithstanding any other provision in this Agreement to the contrary, no Buyer Indemnified Person shall be entitled to indemnification for any Damages relating to any matter to the extent that any Buyer Indemnified Person has already been compensated for such Damages.

8.3.3                     No Buyer Indemnified Person shall be entitled to Claim that any fact or matter constitutes a breach by Seller Parent of its representations and warranties under Section 5.20 to the extent that Buyer had knowledge of such fact or matter prior to the Closing (and for purposes of this Section 8.3.3, the documents and materials disclosed to Buyer or its Representatives in the course of its due diligence, and their contents, are deemed to be known to Buyer) or such fact or matter is fairly disclosed herein, in the Disclosure Schedules or in the Schedule 5.20 Update.

8.4                               Buyer Knowledge.  Except as provided in Section 8.3.3, the right of Buyer Indemnified Persons to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of Seller Parent contained in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

8.5                               Indemnification by Buyer.  Buyer shall indemnify and hold harmless Seller Parent and its Affiliates and their respective Representatives, successors and assigns (collectively, the “Seller Parent Indemnified Persons”) from and against any and all Damages as a result of, based upon or arising from:

8.5.1                     Any breach of any representation or warranty by Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement; or

8.5.2                     Any breach by Buyer of, or any failure by Buyer to perform or comply with, any of its obligations contained in this Agreement.

8.6                               Buyer Liability Limitations.  Notwithstanding any other provision in this Agreement to the contrary, Buyer shall not have any liability for breach of its representations and warranties related to the Transaction unless (i) the Damages with respect to the particular act, circumstance, development, event, fact, occurrence or omission exceeds the De Minimis Threshold, aggregating all Damages arising from all related acts, circumstances, developments, events, facts, occurrences or omissions, and (ii) the aggregate of all Damages in excess of the De Minimis Threshold for which Buyer would be liable exceeds on a cumulative basis the Deductible, and then only to the extent such Damages exceed the Deductible.  Furthermore, (A) Buyer’s aggregate liability for breach of its representations and warranties related to the Transaction, other than the representations and warranties in Sections 6.2 and 6.3, shall in no event exceed ¥35,000,000,000 (Thirty Five Billion Yen), and (B) Buyer’s aggregate liability for breach of its representations and warranties related to the Transaction, including Sections 6.2 and 6.3, shall in no event exceed 100% of the Purchase Price.

8.7                               Scope of Damages.

8.7.1                     The amount of any Damages payable by a Party under this Agreement (“Indemnitor”) shall be net of any amounts actually recovered by the Indemnified Person under applicable insurance policies or from any other Person alleged to be responsible therefor.  If the Indemnified Person is entitled to recover from any insurer or third party any sum in respect of any matter giving rise to a Claim for indemnification under this Agreement, the Indemnified Person shall undertake all commercially reasonable and appropriate steps to enforce such recovery. If the Indemnified Person receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an applicable indemnification payment by the Indemnitor, then such Indemnified Person shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification payment up to the amount received by the Indemnified Person, net of any expenses incurred by such Indemnified Person in collecting such amount.  The amount of any Damages payable by an Indemnitor shall be net of any Tax benefits realized by the Indemnified Person as a result of such Damages.

8.7.2                     Restriction on Claims. The remedies expressly set forth in this Agreement shall provide the exclusive remedies for, and each Party hereby waives any Claim for any other remedy with respect to, any misrepresentation, breach of representation, warranty or covenant, or other Claim arising out of this Agreement or the Transaction, including, without limitation, any Claim in respect of any certificate or other document delivered pursuant to this Agreement; provided, however, that it is understood and agreed that, in addition to the remedies specifically set forth in this Agreement, each Party shall be entitled to specific performance and injunctive relief as a remedy where available under applicable law.  Following the Closing, each Party hereby agrees to limit its recourse for breach of representation, warranty or covenant by another Party hereunder, and not make any Claim for any Damages or other matter, under, relating to or arising out of such breach, whether based on contract, tort, strict liability, other Regulations or otherwise, except for Claims for indemnification pursuant to Section 8.2 or Section 8.5.

8.7.3       No Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, no Party shall be liable under a Claim of indemnification for special, punitive, exemplary, consequential, or indirect damages, internal administrative and overhead costs, any potential or actual reduction in value of the Target Group Companies or the J:COM Group Companies beyond the actual damage incurred, any amounts in connection with arguments that the Purchase Price was calculated upon incorrect assumptions, or lost profits or revenues, whether based on contract, tort, strict liability, other Regulations or otherwise, and whether or not arising from another Party’s sole, joint or concurrent negligence, strict liability or other fault.

8.8                               Notice of Claims.  Any Indemnified Person, if seeking indemnification hereunder, shall promptly, within the relevant Claim Period provided for in Section 8.1, give to the Indemnitor a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any Claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of Damages, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such Claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third party as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

8.9                               Third-Party Claims.  If a Claim by a third party is made against an Indemnified Person, and if such Indemnified Person intends to seek indemnity with respect thereto under this Section 8, such Indemnified Person shall promptly notify the Indemnitor in writing of such Claims, setting forth such Claims in reasonable detail.  The Indemnitor shall have twenty (20) Business Days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Person shall cooperate with it in connection therewith; provided, however, that the Indemnified Person may participate in such settlement or defense through counsel chosen by such Indemnified Person and paid at its own expense; and provided further, that if in the opinion of counsel for such Indemnified Person there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnified Person, the Indemnitor shall be responsible for reasonable fees and expenses of one counsel to such Indemnified Person in connection with such defense.  The Indemnified Person shall not pay or settle any such Claim without the consent of the Indemnitor.  If the Indemnitor does not notify the Indemnified Person within twenty (20) Business Days after receipt of the Indemnified Person’s notice of a Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Person shall have the right to undertake, at Indemnitor’s cost, risk and expense, the defense of the Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.  The Indemnitor shall not, except with the consent of the Indemnified Person, enter into any settlement that includes any obligations of the Indemnified Person other than the payment of money by the Indemnitor on its behalf and that does not include as an unconditional term thereof the giving by the Person or Persons asserting such Claim to all Indemnified Persons (i.e., Seller Parent Indemnified Persons or Buyer Indemnified Persons, as the case may be) of an unconditional release from all liability with respect to such Claim or consent to entry of any judgment.

Section 9.                                          Termination

9.1                               Termination.

9.1.1                     This Agreement may be terminated or abandoned at any time prior to the Closing:

(a)                                  by the mutual written agreement of Buyer and Seller Parent;

(b)                                 by Buyer, if there has been a material violation or breach by Seller Parent of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Buyer to effect the Closing, and such violation or breach has not been waived by Buyer or cured by Seller Parent within thirty (30) days after written notice thereof from Buyer; provided, however, that if, at the end of such thirty (30) day period, Seller Parent is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller Parent shall have an additional thirty (30) days in which to effect such cure; or

(c)                                  by Seller Parent, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Seller Parent to effect the Closing, and such violation or breach has not been waived by Seller Parent or cured by Buyer within thirty (30) days after written notice thereof by Seller Parent (provided that the failure of Buyer to deliver the Purchase Price at the Closing as required hereunder shall not be subject to any materiality condition or cure period unless otherwise agreed to in writing by Seller Parent);

(d)                                 by Buyer or Seller Parent, by written notice to the other, on or after April 30, 2010, or such later date as Buyer and Seller Parent may agree in writing.

9.1.2                     Notwithstanding the above, a Party shall not be allowed to exercise any right of termination pursuant to Section 9.1.1 if the event giving rise to the termination right shall be due to the failure of such Party to perform or observe in any material respect any of the covenants or agreements hereunder to be performed or observed by such Party.

9.1.3                     In the event this Agreement is terminated in accordance with Section 9.1.1, no Party shall have any further liability hereunder, except for its breach of this Agreement. Buyer acknowledges and agrees that any failure of Buyer for any reason to obtain the Funds, or to be in a position to immediately satisfy the Funding Obligations, in either case on or prior to the Closing Date shall be a material breach by Buyer of this Agreement, and Buyer shall be liable to Sellers for such breach notwithstanding any termination of this Agreement.

9.1.4                     The accrued rights and Liabilities of the Parties at the date of termination of this Agreement shall not be affected by the termination or expiration of this Agreement.

9.1.5                     Regardless of the reason for termination, the NDA, the last sentence of Section 7.11, Sections 9.1.3, 9.1.4, 9.1.5, 9.1.6 and Section 10 will survive any termination of this Agreement.

9.1.6                     Upon termination of this Agreement by either Party for any reason, Buyer shall return or destroy all documents and other materials relating to the Target Group Companies, the assets of the Target Group Companies, the J:COM Group Companies and the

assets of the J:COM Group Companies, whether obtained before or after the execution of this Agreement, and all information received by Buyer from the Seller Parent with respect to the Target Group Companies, the assets of the Target Group Companies, the J:COM Group Companies and the assets of the J:COM Group Companies, shall remain subject to the NDA.

Section 10.                                   Miscellaneous

10.1                        Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of each other Party. Any attempted assignment shall be void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

10.2                        Notices.

10.2.1              Any notice, request, instruction or other document to be given hereunder by any Party to another Party shall be in writing and delivered in person, by courier, by facsimile transmission, sent by a recognized overnight delivery service or mailed by registered or certified mail, postage prepaid, return receipt requested to the address for such Party set forth below or to such other address that the receiving Party may have provided for the purpose of notice in accordance with this Section 10.2. Any Party may, from time to time, designate any other address to which any such notice to it or such Party shall be sent.

If to Seller Parent:

LGI International Inc.

12300 Liberty Boulevard

Englewood, CO  80112  USA

Attn: Elizabeth M. Markowski

Fax:  +1-303-220-6691

Email:  liz@lgi.com

With copies to:

Latham & Watkins

Marunouchi Building, 32nd Floor

2-4-1 Marunouchi, Chiyoda-ku

Tokyo 100-6332

Japan

Attn: Michael J. Yoshii

Fax: +81.3.6212.7801

Email: michael.yoshii@lw.com

Sherman & Howard L.L.C.
633 17th Street, Suite 2900
Denver, CO 80202
Attn: Joanne Norris
Facsimile: +1-303 298-0940

E-Mail: jnorris@shermanhoward.com

If to Buyer:

KDDI CORPORATION

Garden Air Tower, 3-10-10, Iidabashi, Chiyoda-ku,

Tokyo 102-8460, Japan

Attn: Legal Department

Fax: +81.3.6678.0319

Tel: +81.3.6678.0732

With a copy to:

Skadden Arps

Izumi Garden Tower 21F

Tokyo-to Minato-ku Roppongi 1-6-1

Tokyo 106-6021

Japan

Attn: Mitsuhiro Kamiya

Fax: + 81.3.3568.2626

Email: mitsuhiro.kamiya@skadden.com

10.2.2              A notice or other communication delivered by hand, post or courier shall be deemed to have been given when delivered.

10.2.3              A notice given by facsimile shall be deemed to have been given when the facsimile was sent, provided that an appropriate machine generated confirmation of full receipt was received by the sender within the normal office hours of the recipient.

10.3                        Choice of Law.  This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the law of Japan without regard to any conflict of law principles that would result in the application of any law other than the law of Japan.

10.4                        Entire Agreement; Amendments and Waivers; Interpretation.  This Agreement, the NDA and all exhibits and schedules hereto and thereto shall constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  No failure or delay on the part of any Party hereto to exercise any right or remedy under this Agreement shall operate as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof.  No Party shall be deemed to have waived any Claim arising out of this Agreement, or any right or remedy under this Agreement, unless the waiver of such Claim, right or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party.

10.5                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.6                        Invalidity.  If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable, the Parties agree that such provisions will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.  If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

10.7                        Headings.  The headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.8                        Expenses.  Except as otherwise specifically provided in this Agreement, each Party will pay its own expenses incident to this Agreement and the Transaction, including legal and accounting fees and disbursements.

10.9                        Schedules.  The schedules and exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.  Seller Parent may, at its option, include in the Disclosure Schedule items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to US Dollar or Yen amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information disclosed in any section of the Disclosure Schedule shall constitute a disclosure for purposes of all other sections of the Disclosure Schedule notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other sections of the Disclosure Schedule is reasonably apparent.  The mere inclusion of an item in the Disclosure Schedule shall not be deemed an admission by Seller Parent that such item represents a material exception or fact, event, or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

10.10                 Public Announcements.

10.10.1       Except as provided in Section 10.10.2, no public announcement or press release regarding this Agreement or the Transaction shall be made or issued by or on behalf of any Party or its Affiliates, without the prior written approval of the other Parties (not to be unreasonably withheld or delayed).

10.10.2       Section 10.10.1 shall not apply in the event the public announcement is required by Regulation or any regulatory body or the rules and regulations of any recognized stock exchange on which the securities of a Party or its holding company are listed or quoted; provided that so far as it is lawful and practical to do so prior to making such public announcement, the Party with an obligation to make an announcement shall provide a draft of its proposed public announcement (other than LGI’s Form 8-K filing) to the other Party in advance of such public announcement and consider in good faith the comments of the other Party before making such public announcement.

10.11                 No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto (and their permitted successors and assigns), and nothing herein expressed or implied shall give, or be construed to give, to any Person any legal or equitable rights hereunder, except (i) the Parties hereto and such permitted successors and assigns, (ii) the Indemnified Persons (with respect to Section 8), and the Released Parties (with respect to Section 7.14).

10.12                 Remedies.  The rights and remedies of the Parties hereto shall be cumulative (and not alternative).  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action or proceeding in addition to any other remedy to which it may be entitled, at law or in equity.

10.13                 Dispute Resolution.

10.13.1       The Parties shall make a diligent, good faith attempt to resolve any dispute concerning the validity, interpretation, performance or breach of this Agreement or otherwise arising in connection with this Agreement before commencing dispute resolution by arbitration and, with respect to any dispute regarding amounts owed under this Agreement, pay such undisputed amounts pursuant to the terms hereof.  If, despite the Parties’ diligent, good faith attempt to resolve such dispute pursuant to the first sentence of this Section 10.13.1, the Parties do not resolve such dispute, then at the written request of any Party, the chief executive officers of each disputing Party (or such other senior officer that a Party’s chief executive officer designates) shall meet at any mutually agreed location within thirty (30) days of receipt of such request to resolve the dispute.  If, despite such meeting, the Parties do not resolve the dispute, or if no such meeting takes place within such time despite one Party’s attempts therefor, any Party may commence an arbitration by submitting a request for arbitration to the other Parties and the International Chamber of Commerce Secretariat in accordance with this Section 10.13.1.  Arbitration shall be the sole remedy for any dispute arising out of or in connection with this Agreement, and shall be binding and final among the Parties.

10.13.2       The arbitration shall be administered by the International Chamber of Commerce and conducted in accordance with the ICC Rules.  The arbitral tribunal shall consist of three arbitrators appointed pursuant to the ICC Rules, provided that, in any event, (i) no arbitrator shall be a present or former employee or agent of, or consultant or counsel to, any Party or any Affiliate thereof, and (ii) no more than one arbitrator shall be a national of Japan and no more than one arbitrator shall be a national of the United States.

10.13.3       The seat of the arbitration shall be Singapore and English shall be the language of the arbitration proceedings.  The arbitrators shall apply, and shall be bound by, the applicable rules of law and the terms of this Agreement. Unless the Parties agree otherwise in writing, the arbitrators shall be permitted to order the Parties and their Affiliates to engage in discovery (including the taking of depositions).  The arbitrators shall decide the dispute by majority of the arbitral tribunal and shall state in writing the reasons for its decision.  Any monetary award of the arbitral tribunal shall be paid by the time period specified by the arbitral tribunal by wire transfer to an account designated in writing by the Party receiving such award.

10.13.4       The Parties waive any rights to appeal or to review such award by any court or tribunal, and such award shall be final and binding.  The Parties further undertake to carry out without delay the provisions of any arbitral award or order, and each agrees that any such award or order shall be conclusive and may be enforced in any jurisdiction (and the Parties shall submit to any such jurisdiction) by suit on the arbitral award or by any other manner provided by law.  A Party may disclose the contents of an award of the arbitral tribunal only to Affiliates, its lenders to the extent required under its financing agreements, governmental authorities or other Persons as required by applicable Regulation.

10.13.5       The costs of such arbitration shall be determined by and allocated between the Parties by the arbitral tribunal in its award.

10.14                 Language.  The English language version of this Agreement shall be the controlling version.  Any translations made of this Agreement shall be for the purpose of convenience only and shall have no legal effect.

10.15                 Non-Recourse.  No past, present or future Representative of any Party or any Affiliate or otherwise related Person of any Party shall have any liability for any obligations or liabilities of the Parties under this Agreement of or for any Claim based on, arising out of or relating to, the negotiation, execution or performance of this Agreement or the Transaction (whether any such Claim is based on any theory of contract or tort or piercing of the corporate, limited liability company or limited partnership veil, or otherwise).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Sale and Purchase Agreement as of the date first written above.

Buyer:

KDDI CORPORATION

By:	/s/ Tadashi Onodera
	Name:	Tadashi Onodera
	Title:	President and Chairman

Signature page to Sale and Purchase Agreement

Seller Parent:

LGI INTERNATIONAL INC.

By:	/s/ Elizabeth M. Markowski
	Name:	Elizabeth M. Markowski
	Title:	Senior Vice President, General Counsel & Secretary

Signature page to Sale and Purchase Agreement

1

6.1	Organization of Buyer	24
6.2	Authorization	24
6.3	No Conflict or Violation	24
6.4	No Claims	24
6.5	Financing	24
6.6	Investment Representations	25
6.7	No Other Representations	25
6.8	No Brokers	25

Section 7.	Covenants and Agreements	25

7.1	Commercially Reasonable Efforts	25
7.2	LLC Conversions	25
7.3	Sumitomo Redemption	25
7.4	2009 Final Dividend	26
7.5	Interim Operations of Target Group Companies	26
7.6	Interim Operations of J:COM	27
7.7	Covenants of Buyer	27
7.8	Tax Matters	28
7.9	No Solicitation	31
7.10	Control of the Company’s Business	31
7.11	Pre-Closing Access to Information by Buyer	31
7.12	Post-Closing Access to Information	32
7.13	Regulatory and Other Approvals	33
7.14	Release of Individual Liability	33
7.15	Liberty Name	33
7.16	Non-Competition	33
7.17	Updates to Seller Disclosure Schedule	34
7.18	Target Company Designees	35
7.19	Further Assurances	35

Section 8.	Indemnification	35

8.1	Survival of Representations and Warranties	35
8.2	General Indemnification by Seller Parent	36
8.3	Seller Parent Liability Limitations	36
8.4	Buyer Knowledge	37
8.5	Indemnification by Buyer	37
8.6	Buyer Liability Limitations	37
8.7	Scope of Damages	38
8.8	Notice of Claims	39
8.9	Third-Party Claims	39

Section 9.	Termination	40

9.1	Termination	40

Section 10.	Miscellaneous	41

10.1	Assignment	41
10.2	Notices	41
10.3	Choice of Law	42
10.4	Entire Agreement; Amendments and Waivers; Interpretation	42

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10.5	Counterparts	43
10.6	Invalidity	43
10.7	Headings	43
10.8	Expenses	43
10.9	Schedules	43
10.10	Public Announcements	43
10.11	No Third-Party Beneficiaries	44
10.12	Remedies	44
10.13	Dispute Resolution	44
10.14	Language	45
10.15	Non-Recourse	45

Schedules

1.1(M)	Mezzanine Finance Documents
1.1(S)	Seller Parent’s Knowledge
2.4.2	Form of 2009 Final Dividend Payment Request
3.2.5	J:COM Extraordinary Transaction
4.1.1	Form of Assignment
5.6	Target Company Shareholder Agreements
5.10	Liabilities of Target Group Companies
5.14.1	Relevant Contracts
5.20	J:COM Disclosures
7.6	Interim Operation of J:COM

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